UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to
Sectio
n 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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AMARIN CORPORATION PLC
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PRELIMINARY COPY, SUBJECT TO COMPLETION

Letter from Chairman of the Board of Directors

Dear Fellow Shareholders,

As a formerly practicing internal medicine physician of close to ten years, I look at Vascepa and the results of the REDUCE-IT trial (and the supportive data from the JELIS and RESPECT-EPA trials in Japan) and am impressed. The ability of Vascepa when added to statins to reduce cardiovascular events is powerful. And cardiovascular disease, despite the widespread use of statins, remains the leading cause of death worldwide, a debilitating disease and a massive expenditure for global health systems. Yet, the number of patients taking Vascepa is small. Amarin has tremendous potential, but we are not there yet.

I write this letter being on the board of Amarin for a few months. I would love to tell you from where I now sit that all the shareholder frustrations over the last few years regarding stock performance, capital allocation decisions, lack of accountability from leadership, and other issues, were completely misguided and all that is needed to turn Amarin around will be easy and quick, but I cannot. That is the state of Amarin that the old board (en masse) and later the CEO left when they unexpectedly resigned soon after the shareholder meeting. There is a lot of work to be done, and it will take time.

Notably, as pointed out on the first quarter earnings call, our commercialization of Vazkepa in Europe is behind schedule and not where we want it to be. Rather than making the same mistakes over and over, Amarin needs to learn from prior mistakes, in particular the lessons from our failure to obtain reimbursement in Germany. (We are evaluating options for a path forward in Germany.) The need to learn applies not only to reimbursement negotiations but also to our cost infrastructure. We should have an infrastructure that matches on-the-ground realities. Amarin needs to be nimble and, as a small company with a commercial cardiovascular drug, willing to think outside the box.

We, the new board, are working with urgency to right the wrongs. Among the many immediate actions that we have taken include:

•

Appointing an interim CEO, Aaron Berg, who shares our passion to fix Amarin and get Vascepa to patients. He is working collaboratively with the board to effect immediate changes in strategy and operations. Meanwhile, the board has commenced a CEO search to expeditiously fill the permanent role.

•	Further optimizing our spending to match our operating expenses with the revenue opportunities in the U.S. and Europe.

•	Reviewing our cash spend to defend our balance sheet in various scenarios, with the expectation that our current cash coffers provide sufficient runway to fund our European launch activities.

•	Maximizing the profitability of our U.S. branded franchise in the face of increasing generic competition.

•	Listening and communicating with fellow shareholders, the owners of the company, more frequently. We have not done enough and will improve.

The board continues to believe that Amarin’s stock is meaningfully undervalued and does not reflect the potential of Vascepa to both improve cardiovascular outcomes for patients and create significant savings for payors – a unique proposition for a drug.

The path to progress at Amarin will take time, and the journey will have its bumps along the way. Nevertheless, the board is working tirelessly to turn the company around at this critical junction. We are passionate about the impact Vascepa can have on cardiovascular disease worldwide, and we are optimistic about the future of Amarin.

Thank you for your continued support of Amarin and its important mission.

Sincerely,

Odysseas Kostas, M.D.

Chairman of the Board of Directors

The information contained in this letter shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This letter shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

Iconic Offices, The Greenway, Block C Ardilaun Court

112-114 St Stephens Green, Dublin 2, Ireland

(Registered in England & Wales under Company No. 2353920)

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of Amarin Corporation plc, a public limited company registered in England and Wales (the “Company”), will be held at the Dublin offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland, on [June 21, 2023] at [9:00 a.m.] local time for the purpose of considering and, if thought fit, passing the following resolutions, of which Resolutions 1 to 8 will be proposed as ordinary resolutions and Resolution 9 will be proposed as a special resolution:

1. To re-elect Mr. O’Connor as a director;

2. To re-elect Mr. DiPaolo as a director;

3. To re-elect Dr. Kostas as a director;

4. To hold an advisory (non-binding) vote to approve the compensation of the Company’s “named executive officers” as described in full in the “Executive Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure on pages [●] to [●] of the accompanying Proxy Statement;

5. To hold an advisory (non-binding) vote on the frequency of future advisory votes to approve the compensation of the Company’s “named executive officers”;

6. To appoint Ernst & Young LLP as auditors of the Company to hold office until the conclusion of the next general meeting at which annual accounts are laid before the Company and to authorize the Audit Committee of the Board of Directors of the Company to agree the auditors’ remuneration as described in full on pages [●] to [●] of the accompanying Proxy Statement;

7. To adopt and approve the proposed amendment to the Company’s 2020 Stock Incentive Plan as described on pages [●] to [●] of the accompanying Proxy Statement;

8. To generally and unconditionally authorize the Board of Directors (the “Board”) of the Company to exercise all powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares of the Company up to an aggregate nominal amount of £[125,000,000] (being the aggregate nominal amount of £[110,000,000] in respect of ordinary shares and £[15,000,000] in respect of preference shares) as described in full on pages [●] to [●] of the accompanying Proxy Statement; and

9. To, subject to the passing of Resolution No. 8, disapply statutory pre-emption rights otherwise applicable to shares in the Company allotted by the Board, up to an aggregate nominal amount of £[125,000,000] (being the aggregate nominal amount of £[110,000,000] in respect of ordinary shares and £[15,000,000] in respect of preference shares) as described in full on pages [●] to [●] of the accompanying Proxy Statement.

Additional Business

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board lay before the Annual General Meeting the Company’s statutory accounts, which are those accounts included in the Company’s Annual Report for the year ended December 31, 2022 as prepared in conformity with U.S. Generally Accepted Accounting Principles (the “Annual Report”) and the accounts for the financial year ended December 31, 2022 prepared in accordance with International Financial Reporting Standards. The Company does not expect that other items of business will be considered at the Annual General Meeting.

Only shareholders who held shares at the close of business on the record date, May 8, 2023, may vote at the Annual General Meeting, including any adjournment or postponement thereof. The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual General Meeting. After careful consideration, the Board has unanimously approved the proposals and recommends that you vote FOR each director nominee and FOR each other proposal described in the Proxy Statement.

The Company’s principal executive offices are located at Iconic Offices, The Greenway, Block C Ardilaun Court, 112-114 St. Stephen’s Green, Dublin 2, Ireland. The registered office of the Company is 88 Harcourt Street, Dublin 2, Ireland. A copy of the Company’s Annual Report accompanies this Notice and the enclosed Proxy Statement. As a public limited company organized under the laws of England and Wales and pursuant to the Company’s Articles of Association, the presence, in person or by proxy, of at least two shareholders entitled to vote at the Annual General Meeting constitutes a quorum for the transaction of business at the Annual General Meeting. Consistent with the marketplace rules of the Nasdaq Stock Market, the Company will seek to ensure that the shareholders present at the meeting in person or by proxy represent at least one-third of its outstanding shares of voting stock.

The Company will seek to maintain a healthy and safe environment at the Annual General Meeting. The Board may adopt measures that it considers appropriate to address any health and safety concerns, as may the operators of the venue of the Annual General Meeting. If the arrangements for our Annual General Meeting change materially, the Company will issue a further communication through a Form 8-K filing with the U.S. Securities and Exchange Commission and on its website at https://investor.amarincorp.com.

Important Notice of Internet Availability. The accompanying Proxy Statement, Form of Proxy and Annual Report will also be available to the public at https://investor.amarincorp.com.

Sincerely,

Aaron Berg

Interim Chief Executive Officer

May [●], 2023

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE REPRESENTED BY AMERICAN DEPOSITARY SHARES AND HELD ON DEPOSIT BY CITIBANK, N.A., AS DEPOSITARY, OR IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO HAVE YOUR VOTES CAST AT THE MEETING, YOU MUST OBTAIN, COMPLETE AND TIMELY RETURN A PROXY CARD ISSUED IN YOUR NAME FROM THAT INTERMEDIARY IN ACCORDANCE WITH ANY INSTRUCTIONS PROVIDED THEREWITH.

AMARIN CORPORATION PLC

PROXY STATEMENT FOR

2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS

i

ii

PROXY STATEMENT FOR

2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE [21], 2023

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Amarin Corporation plc, a public limited company registered in England & Wales (“Amarin”, the “Company”, “we” or “us”) for use at the Company’s 2023 Annual General Meeting of Shareholders (the “Annual General Meeting”) to be held at the Dublin offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on [June 21], 2023 at 9:00 a.m. local time for the purpose of considering and, if thought fit, passing the resolutions specified in the Notice of Annual General Meeting. This Proxy Statement is being sent to shareholders on or about May [26], 2023.

Please vote on the resolutions specified in the Notice of Annual General Meeting by appointing a proxy. A form of proxy for use by holders of ordinary shares at the Annual General Meeting is enclosed.

For a proxy to be effective, it must be properly executed and dated and lodged (together with a duly signed and dated power of attorney or other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority)) at the offices of the Company’s registrars, Equiniti Limited of Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA, England (the “Registrars”) so as to be received by [9:00] a.m. local time on June [17], 2023. Each proxy properly tendered will, unless otherwise directed by the shareholder, be voted FOR the nominees described in this Proxy Statement and FOR each other proposal described in the Proxy Statement, and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

The Company will pay all of the costs of soliciting proxies. We will provide copies of our proxy materials to Citibank, N.A. as the depositary (the “Depositary”) for our American Depositary Shares (“ADSs”), brokerage firms, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. We have engaged D.F. King & Co. to assist us in the distribution and solicitation of proxies for a fee of $25,000 plus expenses. Our directors, officers and employees may also solicit proxies; however, we will not pay them additional compensation for any of these services. Proxies may be solicited by telephone, facsimile, or personal solicitation.

If you plan to attend the Annual General Meeting in person, please notify the Company in advance by email to annual.general.meeting@amarincorp.com to assist the Company with planning and implementing arrangements for the Annual General Meeting.

We will seek to maintain a healthy and safe environment at the Annual General Meeting. The Board may adopt measures that it considers appropriate to address any health and safety concerns, as may the operators of the venue of the Annual General Meeting. If the arrangements for our Annual General Meeting change materially, we will issue a further communication through a Form 8-K filing with the U.S. Securities and Exchange Commission and on our website at https://investor.amarincorp.com.

Shares Outstanding and Voting Rights

Amarin is registered in England & Wales and therefore subject to the United Kingdom Companies Act 2006 (the “Companies Act”), which, together with the Articles of Association of the Company (the “Articles”), governs the processes for shareholder voting at Annual General Meetings. There are a number of differences between English and U.S. law in relation to voting. At the Annual General Meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded (either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared or on the withdrawal of any other demand for a poll) by (a) the Chairman of the meeting, (b) at least two shareholders entitled to vote at the meeting, (c) a shareholder or shareholders representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting (excluding any voting rights attached to shares that are held as treasury shares) or (d) a shareholder or shareholders holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right (excluding any shares in the Company conferring a right to vote at the meeting that are held as treasury shares).

Only holders of record of our ordinary shares with a par value of £0.50 each (“Ordinary Shares”) at the close of business on [May 8], 2023 (the “Record Date”), are entitled to notice of, and to attend and to vote at, the Annual General Meeting. On the Record Date, approximately [●] Ordinary Shares were issued and [20,379,985] were outstanding, of which approximately [387,307,491] were held in the name of the Depositary, which issues Company-sponsored American Depositary Receipts evidencing ADSs which, in turn, each represent one Ordinary Share. With respect to all matters to be voted on at the Annual General Meeting, each shareholder present has only one vote unless demand is made for a vote on a poll (in which case each shareholder gets one vote per Ordinary Share held). The presence, in person or by proxy, of at least two shareholders who hold shares as of the Record Date will constitute a quorum for the transaction of business at the Annual General Meeting. Consistent with the marketplace rules of the Nasdaq Stock Market, we will seek to ensure that the shareholders present at the meeting in person or by proxy represent at least one-third of our outstanding shares of voting stock. At any adjournment of the Annual General Meeting, if a quorum is not present within 15 minutes from the time appointed for such meeting, one person entitled to be counted in a quorum present at the adjournment shall be a quorum.

Persons who hold Ordinary Shares directly on the Record Date (“record holders”) must return a proxy card in order to vote on the proposals.

Persons who hold ADSs through a bank, broker or nominee on the Record Date will receive documentation and instructions for voting such ADSs at the Annual General Meeting, including the ADS proxy card, through such organization. The organization holding your account is considered the ADS holder of record. Please reach out to that organization to provide your voting instructions.

ADS holders are not entitled to vote directly at the Annual General Meeting, but an Amended and Restated Deposit Agreement dated as of November 4, 2011 (the “Deposit Agreement”), exists between the Depositary and the holders of ADSs pursuant to which registered holders of ADSs as of the Record Date are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Ordinary Shares so represented. The Depositary has agreed that it will endeavor, insofar as practicable, to vote (in person (if permitted) or by delivery to the Company of a proxy) the Ordinary Shares registered in the name of the Depositary, in accordance with the instructions of the ADS holders. In the event that the instruction card is executed but does not specify the manner in which the Ordinary Shares represented are to be voted (i.e., by marking a vote “FOR”, “AGAINST” or any other option), the Depositary will vote in respect of each proposal as recommended by the Board which is described in the Notice of Annual General Meeting. Instructions from the ADS holders must be sent to the Depositary so that the instructions are received by no later than [10:00] a.m. New York time on June 14, 2023 (the “Instruction Date”).

Persons who own Ordinary Shares indirectly on the Record Date through a brokerage firm, bank or other financial institution, including persons who own Ordinary Shares in the form of ADSs through the Depositary (“beneficial owners”) must return a voting instruction form to have their shares or the shares underlying their ADSs, as the case may be, voted on their behalf. Under U.S. national securities exchange rules, if the beneficial owner does not provide voting instructions, your brokerage firm, bank or other financial institution is only allowed to vote your shares on routine matters, and cannot vote your shares on any non-routine matter. A “broker non-vote” occurs when a brokerage firm, bank or other financial institution holding the shares for a beneficial owner has discretionary voting power to vote on one proposal at a meeting, does not have discretionary voting power to vote on another proposal or chooses not to exercise such power where applicable, and has not received instructions from the beneficial owner as to how to vote such shares. The appointment of our independent registered public accounting firm (Proposal 6) is the only routine matter being presented at the Annual General Meeting. For non-routine matters, brokers, or other nominees, do not have authority, discretionary or otherwise, to vote your shares unless they receive proper instructions to do so from you in a timely manner. We encourage you to provide voting instructions to your brokerage firm, bank or other financial institution by giving your proxy to them as promptly as possible to ensure that your shares will be voted at the Annual General Meeting according to your instructions. You should receive directions from your brokerage firm, bank or other financial institution about how to submit your proxy to them at the time you receive this Proxy Statement.

The Company has retained the Registrars to hold and maintain its register of members. The Registrars will be engaged by the Company to send proxy forms to all registered members appearing on that register and to take delivery of completed proxy forms posted to it in accordance with the details above.

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. The required vote for each of the proposals expected to be acted upon at the Annual General Meeting is described below:

Ordinary Resolutions

Proposals No. 1, 2, and 3—Election of directors. Each director nominated for election is elected if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, shareholders representing a majority of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 4—Advisory (non-binding) vote to approve the compensation of the Company’s named executive officers. This advisory proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, shareholders representing a majority of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 5—Advisory (non-binding) vote on frequency of future votes to approve the compensation of the Company’s named executive officers. This advisory vote provides a choice among three frequency periods for future advisory votes on executive compensation (so-called “say-on-pay” votes). The frequency period that receives the most votes (i.e., every one, two or three years) will be deemed to be the recommendation of the shareholders. As a result, any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal, except to the extent that the failure to vote for a particular frequency period may result in another frequency period receiving a larger proportion of the votes cast.

Proposal No. 6—Approval of independent registered public accounting firm. This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, shareholders representing a majority of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions will have no effect on the vote outcome. Because brokers and other nominees can exercise their discretionary authority on this matter, there will not be any broker non-votes for this proposal.

Proposal No. 7—Approval of an amendment to the Company’s 2020 Stock Incentive Plan. This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, shareholders representing a majority of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.”.

Proposal No. 8—Renewal of the power of the directors to allot shares. This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, shareholders representing a majority of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Special Resolution

Proposal No. 9—Approval of the disapplication of pre-emptive rights to holders of ordinary shares. Approval of this proposal requires (i) on a show of hands, the affirmative vote of at least 75% of the holders of shares present at the meeting in person or by proxy and voting on the proposal or (ii) on a poll, the affirmative vote of shareholders representing at least 75% of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

To ensure your vote is counted on the proposed resolutions, shareholders are strongly encouraged to appoint the Chairman of the meeting as your proxy through the process described in this Proxy Statement. By voting in advance of the meeting, this ensures that your shares will be voted and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the Annual General Meeting. Any record holder of our Ordinary Shares may attend the Annual General Meeting in person and may revoke the enclosed form of proxy at any time by:

•	executing and delivering to the corporate secretary a later-dated proxy; or

•	voting in person at the Annual General Meeting.

Beneficial owners of our Ordinary Shares and ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution or the Depositary, as applicable, for information on how to do so. Generally, however, beneficial owners of our Ordinary Shares and ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions may do so up until 10:00 a.m. New York time on the Instruction Date. To ensure your vote is counted on the proposed resolutions, shareholders are strongly encouraged to appoint the Chairman of the meeting as your proxy through the process described in this Proxy Statement. Beneficial owners who wish to attend the Annual General Meeting and vote in person should contact their brokerage firm, bank or other financial institution holding Ordinary Shares of Amarin on their behalf in order to obtain a “legal proxy” which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial owners cannot vote in person at the Annual General Meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf. Record holders of ADSs who wish to attend the Annual General Meeting and vote in person should contact the Depositary (and beneficial owners wishing to do the same should contact their brokerage firm, bank or other financial institution holding their ADSs) to cause their ADSs to be cancelled and the underlying shares to be withdrawn in accordance with the terms and conditions of the Deposit Agreement so as to be recognized by us as a record holder of our Ordinary Shares.

PROPOSALS NOS. 1, 2, AND 3

ELECTION OF DIRECTORS

The Articles provide that, at every annual general meeting, at least one-third of the directors at the time shall retire from office (or, if the number of directors at the time is not a multiple of three, then the number nearest to but not exceeding one-third shall retire from office). The directors elected at the Annual General Meeting will hold office until their successors are elected and qualified, unless they resign or their seats become vacant due to removal or other cause in accordance with the Articles.

As described below, the Board has nominated Mr. O’Connor, Mr. DiPaolo, and Dr. Kostas for re-election at the Annual General Meeting. Each of the nominees has indicated his or her willingness to serve if re-elected. Should any of the nominees become unavailable for election at the Annual General Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board.

Nomination of Directors

The Nominating and Corporate Governance Committee, which acts as the Company’s nominating committee, reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Nominating and Corporate Governance Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. Specifically, as set forth in our Nominating and Corporate Governance Committee Charter, it considers whether the nominee satisfies the following minimum criteria: has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing; is highly accomplished in his or her field, with superior credentials and recognition; is well regarded in the community and has a long-term reputation for the highest ethical and moral standards; has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; has a demonstrated history of actively contributing at board meetings (to the extent that the nominee serves or has previously served on other boards). In addition to these minimum qualifications, the Nominating and Corporate Governance Committee recommends that the Board select persons for nomination to help ensure that: a majority of the Board shall be independent in accordance with in the listing standards of the Nasdaq Global Select Market (“Nasdaq”); each of the Company’s Audit, Remuneration and Nominating and Corporate Governance Committees shall be comprised entirely of independent directors; and at least one member of the Audit Committee shall qualify as an audit committee financial expert as defined by Securities and Exchange Commission (“SEC”) rules. In addition, the Nominating and Corporate Governance Committee may consider whether the nominee has direct experience in the pharmaceutical, biotechnology or healthcare industries or in the markets in which the Company operates and whether the nominee, if elected, would assist in achieving a mix of Board members that represents a diversity of background and experience. Although the Nominating and Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

After reviewing the qualifications of potential Board candidates, the Nominating and Corporate Governance Committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board nominated Mr. O’Connor, Mr. DiPaolo, and Dr. Kostas for re-election as directors.

The Nominating and Corporate Governance Committee considers shareholder nominees using the same criteria set forth above. Shareholders who wish to present a potential nominee to the Nominating and Corporate Governance Committee for consideration for election at a future annual general meeting of shareholders must provide the Nominating and Corporate Governance Committee with notice of the nomination and certain information regarding the candidate within the time periods set forth below under the caption “Shareholder Proposals.”

Nominees and Incumbent Directors

The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, Mr. O’Connor, Mr. DiPaolo, and Dr. Kostas to be re-elected as directors at the Annual General Meeting. The table below sets forth the following information for these nominees and the Company’s continuing directors: the year each was first elected as a director of the Company, their respective ages and the positions currently held with the Company:

Nominee / Director Name and Year of First Election	Age	Position(s) with the Company
Nominees for Director:
Mr. O’Connor (2023)	61	Director
Mark DiPaolo (2023)	52	Director
Odysseas Kostas, M.D. (2023)	48	Director

Directors Continuing in Office:
Patrice Bonfiglio (2023)	41	Director
Paul Cohen, M.D. (2023)	48	Director
Keith L. Horn (2023)	65	Director
Louis Sterling III (2023)	44	Director
Diane Sullivan (2023)	61	Director

Directors Nominated for Election

The following persons have been nominated by the Board to be elected as directors at the Annual General Meeting.

Mr. Oliver O’Connor joined Amarin as a non-executive director in April 2023. Mr. O’Connor currently serves as the Chief Executive Officer of the Irish Pharmaceutical Healthcare Association a position he has held since January 2015. Earlier in his career, Mr. O’Connor served as an advisor to the Deputy Prime Minister, Minister for Enterprise, Trade and Employment and Minister for Health and Children in Ireland. Mr. O’Connor has served as a founder board member of the Irish Medicines Verification Organisation since 2017. Mr. O’Connor earned an MBA from Stanford University’s Graduate School of Business and a Bachelor of Arts from University College Dublin. Mr. O’Connor is well-qualified to serve on our Board as he brings more than 30 years of experience in government and health policy, pharmaceutical industry, and finance.

Mr. Mark DiPaolo joined Amarin as a non-executive director in February 2023. Since February 2013, Mr. DiPaolo has served as the Senior Partner and General Counsel of Sarissa. From 2005 to 2013, Mr. DiPaolo served as a senior member of Carl Icahn’s investment team at Icahn Capital, working on all aspects of Mr. Icahn’s investment strategy. During that time, Mr. DiPaolo worked closely with Dr. Alexander Denner, the Founder and Chief Investment Officer of Sarissa Capital, on many healthcare activist campaigns and achieved many favorable investment outcomes for investors. Mr. DiPaolo worked with Dr. Denner in founding Sarissa Capital and has been instrumental in the development and execution of Sarissa Capital’s investments and strategy. Prior to working at Icahn, Mr. DiPaolo was an M&A attorney at Willkie Farr & Gallagher LLP. Since February 2018, Mr. DiPaolo has served on the board of directors of Innoviva, Inc. (Nasdaq: INVA). From August 2017 to September 2018, Mr. DiPaolo also served on the board of directors of Novelion Therapeutics Inc. (until October 2019, Nasdaq: NVLN). Mr. DiPaolo received his B.A. degree from Fordham University and his J.D. degree from Georgetown University. Mr. DiPaolo is well-qualified to serve as a member of our Board due to his significant experience in investments, operations, capital allocation, corporate governance, corporate finance, and mergers and acquisitions.

Dr. Odysseas Kostas, M.D., joined Amarin as a non-executive director in February 2023. Since 2016, Mr. Kostas has served as a Partner and Senior Managing Director of Sarissa, and he currently also serves as Head of Research. He most recently served as a director at Evercore ISI (formerly ISI), where he was employed from

2011 to 2015, covering the biotechnology and pharmaceutical industries. Previously, he practiced internal medicine as part of the Yale New Haven Health system and was engaged as a consultant to various biotechnology companies. Since December 2017, Dr. Kostas has served on the board of directors of Innoviva, Inc. (Nasdaq: INVA) (as Chairman from December 2017 to December 2020), and since February 2020, has served on the board of directors of Armata Pharmaceuticals, Inc. (NYSE: ARMP). Dr. Kostas also served on the board of directors of Enzon Pharmaceuticals, Inc., from 2013 to 2020. Dr. Kostas received his B.S. degree from the Massachusetts Institute of Technology and his M.D. degree from the University of Texas Southwestern Medical School. Dr. Kostas is well-qualified to serve as a member of our Board due to his significant experience in medicine, investments, operations, research and development, capital allocation, partnerships and strategic collaboration, corporate governance, corporate finance, and mergers and acquisitions.

Directors Continuing in Office

Ms. Patrice Bonfiglio joined Amarin as a non-executive director in February 2023. Since March 2014 and February 2017, Ms. Bonfiglio has served as the Chief Financial Officer and Chief Compliance Officer of Sarissa Capital Management LP (“Sarissa” or “Sarissa Capital”), respectively. From 2013 to 2014, Ms. Bonfiglio was also Manager of Accounting and Operations of Sarissa. From 2012 to 2013, Ms. Bonfiglio served as the Head of Operations for commodities hedge fund Arbalet Capital Management, LP (“Arbalet”), where she was responsible for managing the firm’s spinout from hedge fund Arrowhawk Capital Partners, LLC, covering operations, accounting, and compliance. Prior to the spinout of Arbalet, Ms. Bonfiglio was the Operations Manager at Arrowhawk Capital Partners, LLC from 2010 to 2012, managing all aspects of the firm’s day to day operations and contributing to the accounting and compliance teams of the multi-strategy hedge fund. From 2008 to 2010, Ms. Bonfiglio served as Senior Accountant at Ridgefield Capital Asset Management, where she was responsible for the operations and accounting of the portfolio funds and managed accounts. From 2006 to 2008, Ms. Bonfiglio was an Associate and Fund Accountant at Pequot Capital Management, Inc. Ms. Bonfiglio received her B.S. degree from Temple University. Ms. Bonfiglio is well-qualified to serve as a member of our Board due to her significant operational, accounting, finance and compliance expertise.

Dr. Paul Cohen joined Amarin as a non-executive director in February 2023. Dr. Paul Cohen is the Albert Resnick, M.D., Associate Professor, Head of the Laboratory of Molecular Metabolism, and Senior Attending Physician at The Rockefeller University. Dr. Cohen has also served as a scientific advisor to Hoxton Farms, a biotech startup based in London, since September 2021. Since 2016, Dr. Cohen has been a practicing cardiologist at Memorial Sloan Kettering Cancer Center. Dr. Cohen received his undergraduate degree from Harvard College. He then entered the Tri-Institutional M.D.-Ph.D. Program, where he completed his Ph.D. research at Rockefeller studying the metabolic effects of the hormone leptin. He received his M.D. from Weill Cornell Medical College. He then completed an Internal Medicine Residency at Columbia and a Cardiology Fellowship at Brigham and Women’s Hospital. He performed postdoctoral research training at the Dana Farber Cancer Institute studying transcriptional determinants of adipocyte identity. Dr. Cohen is well-qualified to serve as a member of our Board due to his significant scientific, medical and research and development expertise.

Mr. Keith L. Horn joined Amarin as a non-executive director in February 2023. Since 2016, Mr. Horn has been the founder and managing member of Loring Capital Advisors, LLC, a firm providing investment advisory and consulting services to hedge fund managers, asset management firms, and early-stage and start-up businesses. Mr. Horn served as the Chief Executive Officer and a director of Forest Road Acquisition Corp. from September 2020 to June 2021, when it consummated a business combination with The Beachbody Company. From 2003 to 2015, Mr. Horn served as Chief Operating Officer and was a member of the Management Committee and Valuation Committee of Elliott Management Corporation, a global multi-strategy firm, where he was responsible for global management and oversight of operational, support, and control functions of the firm’s investment advisory business.

Prior to Elliott, Mr. Horn spent 16 years at Merrill Lynch, Pierce, Fenner & Smith Incorporated, serving in various capacities, including Global Head of Leveraged Finance, Head of Latin America Debt, and Chief of Staff

to the Chairman and President. Mr. Horn began his career in private practice as a corporate and securities attorney. Mr. Horn served on the board of directors of Sarissa Capital Acquisition Corp. (Nasdaq: SRSA), a special purpose acquisition company sponsored by Sarissa Capital, and served as a director of Forest Road Acquisition Corp. II (NYSE: FRXB), a special purpose acquisition company, from March 2021 to April 2023. In addition, in July 2019, Mr. Horn was appointed to the strategic advisory board of Investcorp Strategic Capital Partners, a fund established to assemble a diverse portfolio of general partnership stakes in alternative asset managers. In December 2019, Mr. Horn joined the strategic advisory board of the Forest Road Company, LLC, a specialty finance and tax services company that lends against U.S. tax credits and provides capital in the media space.

From April 2016 to November 2019, Mr. Horn served on the board of directors of Empire Resorts, Inc. (“Empire”) (Nasdaq: NYNY), which operates in the gaming and hospitality industries, where he served as Chairperson of the audit committee and as Chairperson of the special committee in its review and approval of an acquisition transaction pursuant to which Empire became a privately-held entity. Mr. Horn received his J.D. (cum laude) from Georgetown University Law Center and his B.A. degrees in Economics and Political Science from Binghamton University, where he graduated Phi Beta Kappa with highest honors. Mr. Horn is well-qualified to serve as a member of our Board due to his significant investment, capital markets, operations, capital allocation, strategic collaboration, corporate governance, corporate finance, and mergers and acquisitions expertise.

Mr. Louis Sterling III joined Amarin as a non-executive director in February 2023. Since January 2017, Mr. Sterling has been a private investor targeting small-cap public equities and select fast-growth private companies, particularly in the healthcare industries. Prior to 2017, Mr. Sterling worked in investment banking (corporate finance/M&A) at Goldman Sachs, middle-market private equity at Lincolnshire Management, and was a managing director of BondFactor. From December 2021 to April 2023, Mr. Sterling served as a director of BZAM Ltd. (formerly the Green Organic Dutchman Holdings Ltd.), a sustainable global cannabis company, and served as chair of the corporate governance & nominating committee and as a member of the compensation committee. Mr. Sterling received his J.D. from Harvard Law School, his M.B.A. from Harvard Business School and his B.B.A. from Howard University. Mr. Sterling is well-qualified to serve as a member of our Board due to his significant investments, operations, capital allocation, corporate finance, and mergers and acquisitions expertise.

Ms. Diane Sullivan joined Amarin as a non-executive director in February 2023. Ms. Sullivan founded her own consulting firm in May 2020, which specializes in strategy development and commercialization for life sciences companies. From May 2020 until August 2021, Ms. Sullivan served as the Chief Commercial Officer of DalCorp Pharmaceuticals. From November 2018 to April 2020, Ms. Sullivan served as Chief Commercial Officer of The Medicines Company (“MDCO”), until its $9.7B acquisition by Novartis. Prior to her time at MDCO, Ms. Sullivan was an independent commercialization and market access consultant from October 2017 to November 2018. Ms. Sullivan was Vice President, Market Access & Patient Strategies at AstraZeneca from 2013 to 2017. She was Vice President, Specialty Payer & Channel Group at Pfizer from 2009 to 2013 and prior to the acquisition, was Vice President, Healthcare Systems Marketing at Wyeth in 2008.

Before Wyeth, Ms. Sullivan spent 12 years in a series of strategy, marketing, brand management, business development, and integration roles at GlaxoSmithKline. She began her career at IBM and was a member of the team that launched IBM’s entry into the Health Data Networking business. Ms. Sullivan served on the board of directors of OrthogenRx, a privately held medical device company from May 2018 until it was acquired by Avanos Medical in January 2022. Ms. Sullivan received a B.A. from Dickinson College. She also graduated from IBM’s intensive two-year marketing and account management training program as well as IBM’s customized version of an M.B.A. program. Ms. Sullivan is well-qualified to serve as a member of our Board due to her significant investments, operations, research and development, capital allocation, partnerships and strategic collaboration, corporate governance, corporate finance, and mergers and acquisitions expertise.

Vote Required

Each nominee will be elected to the Board if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, shareholders representing a majority of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of all the nominees named in this Proxy Statement.

THE BOARD RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

As recommended by our shareholders at our 2017 annual general meeting and subsequently approved by our Board, we give our shareholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of the Company’s “named executive officers,” each year (a so-called “say-on-pay” vote). At the 2022 annual general meeting, the Company’s shareholders supported the say-on-pay vote with approximately 65.3% of the votes cast in favor of the proposal.

The say-on-pay vote is a non-binding vote to approve the compensation of the Company’s “named executive officers,” as described in this Proxy Statement under the “Executive Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure on pages [34] to [49] of this Proxy Statement. Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (so-called “pay for performance”) and accomplishments that are expected to increase shareholder value. The “Executive Compensation Discussion and Analysis” section herein provides a more detailed discussion of the executive compensation program and compensation philosophy managed by our Prior Board (as described below), including how we align compensation elements with our annual goals and long-term business strategies and objectives, as well as review of incentive compensation, which is intentionally heavily weighted to equity compensation in an effort to align such compensation with investors, and review the Company’s performance against predefined goals.

The vote under this Proposal No. 4 is advisory, and therefore not binding on the Company, the Board or our Remuneration Committee. However, our Board, including our Remuneration Committee, values the opinions of our shareholders and, considers changes to our executive compensation program as appropriate in response to input from shareholders and evolving factors such as the business environment and competition for talent.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 4:

“RESOLVED, that the shareholders of the Company approve, on a non-binding, advisory basis, the compensation of the Company’s ‘named executive officers,’ as disclosed in this Proxy Statement under the “Executive Compensation Discussion and Analysis” section, the compensation tables and the narrative disclosures that accompany the compensation tables.”

Vote Required

This advisory proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, shareholders representing a majority of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4.

PROPOSAL NO. 5

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are also required by the Dodd-Frank Act to provide shareholders with a separate advisory (non-binding) vote for the purpose of asking shareholders to express their preference for the frequency of future advisory say-on-pay votes. Shareholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years. We are required to solicit shareholder votes on the frequency of future advisory votes on executive compensation at least once every six years, although we may seek shareholder input more frequently.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 5:

“RESOLVED, that, subject to fiduciary duties under applicable law, the shareholders of the Company vote in favor of holding future non-binding, advisory votes on executive compensation every year.”

At the Annual General Meeting, shareholders may cast a vote on the frequency of a say-on-pay vote by choosing the option of one year, two years or three years or shareholders may abstain from voting altogether.

The Board believes that, of the three choices, submitting a non-binding, advisory say-on-pay resolution to shareholders every year is the most appropriate choice. The Company believes that gathering shareholder feedback as close in time to the relevant compensation decisions as possible will be most useful to the Board. An annual advisory vote on executive compensation is consistent with our policy of seeking input from and engaging in discussions with our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We believe that an annual advisory vote on the compensation of our named executive officers will allow all of our shareholders to provide us with their general input on our compensation philosophy, policies and practices. Although some of our shareholders may prefer a two-year or three-year interval for the advisory vote on executive compensation, we believe that a majority of our shareholders will prefer a one-year interval for this advisory vote as the first advisory vote in 2017 resulted in our holding a say-on-pay vote every year.

Vote Required

The frequency period that receives the most votes (every one, two or three years) will be deemed to be the recommendation of the shareholders. However, because this vote is advisory and not binding on the Board or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option selected by a plurality of our shareholders.

THE BOARD RECOMMENDS A VOTE TO HOLD FUTURE VOTES ON EXECUTIVE COMPENSATION EVERY YEAR.

PROPOSAL NO. 6

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and has further directed that we submit the selection of E&Y for approval by our shareholders at the Annual General Meeting.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent registered public accounting firm, as well as the fees charged for such services. All fees incurred in fiscal year 2022 for services rendered by E&Y were approved in accordance with these policies. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. The Audit Committee has determined that the non-audit services performed by E&Y in the fiscal year ended December 31, 2022 were compatible with maintaining the auditor’s independence. Additional information concerning the Audit Committee and its activities can be found in the following sections of this Proxy Statement: “Board Committees” and “Report of the Audit Committee.”

E&Y commenced auditing our annual financial statements with the fiscal year ended December 31, 2014. Representatives of E&Y are expected to be available telephonically at the Annual General Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company by E&Y for professional services rendered for the fiscal years ended December 31, 2022 and 2021. Audit fees are for services relating to the years ended December 31, 2022 and 2021 as described in (1) below and all non-audit fees are for services invoiced in 2022 and 2021.

	2022	2021
Audit Fees(1):	$1,853,411	$1,595,277
Audit-Related Fees:	$—	$—
Tax Fees(2):	$—	$6,750
All Other Fees:	$—	$—

Total All Fees:	$1,853,411	$1,602,027

(1)

Audit fees for 2022 include fees incurred in connection with the audit of our financial statements as of December 31, 2022, as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), costs incurred in connection with the audit of statutory financial statements as of December 31, 2022, as prepared in accordance with International Financial Reporting Standards (“IFRS”), and costs incurred in connection with registration statement filings.

(2)	Tax fees consist primarily of tax advisory fees and costs incurred for the preparation of tax returns and other related statutory filings in 2021.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 6:

“RESOLVED, to appoint Ernst & Young LLP as the Company’s auditors to hold office from the conclusion of this meeting until the conclusion of the next meeting at which the annual accounts are laid before the Company and to authorize the Audit Committee to agree the remuneration of the auditors.”

In the event that shareholders do not approve the foregoing resolution, we will need to engage a third-party auditor who will act as our independent registered public accounting firm under U.S. law and as our statutory auditor under UK law for the fiscal year ending December 31, 2023. We may proceed to engage such firm as our Board and Audit Committee deem advisable, which firm may include E&Y.

Vote Required

This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, shareholders representing a majority of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes, if any, will have no effect on the vote outcome.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 6

PROPOSAL NO. 7

ADOPTION OF AN AMENDMENT TO THE COMPANY’S 2020 STOCK INCENTIVE PLAN, AS AMENDED

Proposal

Our Board believes that share-based incentive awards can play an important role in the success of the Company by encouraging and enabling the employees, officers, non-employee members of our Board and consultants of the Company and its subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. Consistent with our compensation philosophy and objectives, our Board believes that providing such persons with a direct stake in the Company assures a closer identification of the interests of such individuals with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

On [●], 2023, our Board, based on input from Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”) (previously known as Radford), as independent external compensation consultants, and the recommendation of our Remuneration Committee, adopted, subject to shareholder approval, an amendment (the “Plan Amendment”) to the Company’s 2020 Stock Incentive Plan, as amended by Amendment No. 1 to the 2020 Stock Incentive Plan (the “2020 Plan” and, as further amended by the Plan Amendment, the “Amended Plan”) to increase the share reserve under the 2020 Plan by [●] Ordinary Shares or ADSs, as the case may be (“Shares”) and to increase the number of Shares that may be issued in the form of incentive stock options by [●] Shares. The 2020 Stock Incentive Plan was originally adopted by our Board on March 16, 2020 and approved by our shareholders at our 2020 Annual General Meeting of Shareholders and Amendment No. 1 to the 2020 Stock Incentive Plan was adopted by our Board on May 14, 2022 and approved by our shareholders at our 2022 Annual General Meeting of Shareholders.

Say-on-Pay Results and Shareholder Outreach

At our 2022 Annual General Meeting of Shareholders, our non-binding advisory vote regarding the compensation of our named executive officers (our “say-on-pay”) received the support of 65.3% of the votes cast at the meeting. The Remuneration Committee has considered and will continue to consider the outcome of such say-on-pay votes when evaluating our compensation programs. We make a point of annually engaging with our shareholders to solicit feedback on our executive compensation program, regardless of our say-on-pay result. However, given recent years’ voting results, the New Directors and management feel it is particularly important to solicit feedback on our executive compensation program, particularly as the New Directors and management undertake their comprehensive review of the Company’s pay practices and programs. Since the 2022 annual meeting, the Prior Board and management met with institutional investors representing over [    ]% of outstanding shares and over [    ]% of our institutional investors. Representatives from the Company included our CEO, our CFO and our head of investor relations. We intend to increase the amount of outreach and discussion with investors, including our institution and retail investor base.

It is worth noting that the philosophy and approach to compensation that was subject to the say-on-pay vote described in the proxy statement for our 2022 Annual General Meeting of Shareholders, and in this proxy statement for our 2023 Annual General Meeting of Shareholders, reflected the philosophy, judgment and approach of the prior Board members and the prior members of the Remuneration Committee, which are not necessarily reflective of the views of the New Directors. The New Directors, including the New Remuneration Committee (described below), which now includes shareholder representation, with their advisors and the input of management and with the input of shareholders, are currently undertaking a comprehensive review of Amarin’s approach and philosophy to executive and non-executive compensation matters and their views, and the resulting changes, will be detailed in next year’s compensation discussion and analysis. The New Directors, together with management, will be focused on ensuring that Amarin’s approach to compensation is formulated and implemented to create and maximize long-term shareholder value.

Based on the feedback received from this type of engagement, over the past several years the Company has relied more heavily on performance-based equity compensation, and the New Directors and the current Remuneration Committee will incorporate the feedback from investors and employees as they undertake their review of our compensation programs.

Summary of Material Features of the Amended Plan

The material features of the Amended Plan are:

•

The maximum number of Shares that can be issued under the Amended Plan shall not exceed the sum of (i) [                    ] Shares and (ii) the Shares that remained available for grant under the Company’s 2011 Stock Incentive Plan (as amended, the “2011 Plan”) as of July 13, 2020 (the “Plan Limit”);

•	The Amended Plan provides for the award of stock options (both incentive and non-qualified stock options), restricted stock units and certain limited unrestricted share awards;

•	The Amended Plan will continue to be administered by the Remuneration Committee;

•	Stock options may not be repriced in any manner without shareholder approval;

•

Shares subject to grants under the 2011 Plan and the Company’s 2002 Stock Option Plan that were outstanding as of the date of shareholder approval of the 2020 Plan but subsequently expire, are forfeited, surrendered, canceled or otherwise terminated in whole or in part, other than through exercise, may be made available for subsequent grants under the Amended Plan at the discretion of the Remuneration Committee;

•	Shares that are tendered or held back to cover the exercise price of an award or for taxes are not added to the reserved pool under the Amended Plan;

•	Any dividends and dividend equivalent rights payable with respect to any award under the Amended Plan are subject to the same vesting provisions as the underlying award;

•

The definition of “change of control” in the Amended Plan requires the consummation of a specified change of control transaction and is not a “liberal” change of control definition (i.e., our Board does not have the ability to exercise discretion with respect to what does and does not constitute a “change of control”);

•	Any material amendment to the Amended Plan is subject to approval by our shareholders; and

•	The term of the Amended Plan will expire on the tenth anniversary of the date of original shareholder approval of the 2020 Plan.

Based solely on the closing price of our ADSs as reported by NASDAQ on [                    ], 2023 and the maximum number of Shares that would have been available for awards as of such date under the Amended Plan, the maximum aggregate market value of the Shares that could potentially be issued under the Amended Plan is approximately $[        ] million, of which approximately $[        ] million represents Shares that were available for grant under the 2020 Plan as of such date and approximately $[        ] million represents the [                    ] new Shares that can be issued under the Plan Amendment. The Shares available for issuance under the Amended Plan will be authorized but unissued Shares or Shares acquired in the open market or otherwise.

Rationale for the Plan Amendment

The Plan Amendment is critical to our ongoing effort to build shareholder value. Equity incentive awards are an important component of our executive and non-executive employees’ compensation. Our Remuneration Committee and our Board believe that we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success in Ireland, the United States and internationally.

We manage our long-term shareholder dilution by limiting the number of equity incentive awards granted annually. The Remuneration Committee carefully monitors our annual net burn rate, total dilution and equity expense in order to maximize shareholder value by granting only the number of equity incentive awards that it believes is necessary and appropriate to attract, reward and retain our employees.

Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees. As of [                    ], 2023, [    ]% of our employees held outstanding equity awards in varying levels or were within a three-month provisional period to become eligible to receive equity awards. By ensuring that our employees hold equity awards, we link the interests of those employees with those of our shareholders and motivate our employees to act as owners of the business.

Burn Rate

The following table sets forth information regarding historical awards granted and earned for the 2020 through 2022 period, and the corresponding burn rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted average number of shares outstanding for that year, for each of the last three fiscal years.

Based on input from Radford, the prior Remuneration Committee and the Prior Board determined the size of reserved pool under the Amended Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable. We anticipate that if our requested share reserve is approved by our shareholders, it will be sufficient to provide equity incentives to attract, retain, and motivate employees for the next [one to two] years.

Share Element	2022	2021	2020
Time- and Performance-Based Stock Options Granted(1)	5,038,124	4,813,388	3,101,389
Time- and Performance-Based Full-Value Awards Granted(2)	12,586,955	7,724,500	3,459,527
Total Awards Granted(3)	17,625,079	12,537,888	6,560,916
Weighted average common shares outstanding during the fiscal year	401,155,000	395,992,009	381,759,067
Annual Burn Rate	4.39%	3.17%	1.72%
Three Year Average Burn Rate			3.09%
Weighted average common shares outstanding during the fiscal year, including shares issuable upon conversion of preferred stock	401,155,000	395,992,009	391,838,157
Annual Burn Rate Including Shares Issuable Upon Conversion of Preferred Stock	4.39%	3.17%	1.67%
Three Year Average Burn Rate Including Shares Issuable Upon Conversion of Preferred Stock		3.08%

(1)	Includes [zero] performance-based stock options granted in 2022, 2021 and 2020, respectively.
(2)	Includes 1,919,500, 2,008,800, and 1,483,400, performance-based full-value awards granted in 2022, 2021 and 2020, respectively.
(3)	Total Awards Granted represents the sum of Stock Options Granted and Adjusted Full-Value Awards Granted.

Summary of the Amended Plan

The following description of certain features of the Amended Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2020 Plan filed as Exhibit 10.1 to our Form 8-K, filed with the SEC on July 14, 2020, the full text of Amendment No. 1 to the 2020 Plan filed as Exhibit 10.2 to our

Form 8-K, filed with the SEC on June 30, 2022 and the Plan Amendment, which is attached hereto as Appendix [A].

Eligibility. Eligible persons include any employee, officer, consultant or director providing services to the Company or any affiliate of the Company, as determined by the Remuneration Committee. As of [                ], 2023, approximately [        ] individuals were eligible to participate in the 2020 Plan, which includes [        ] executive officers, approximately [        ] employees who are not executive officers, eight non-employee directors and [        ] consultants.

Stock Options. The Amended Plan permits the granting of (1) options to purchase Shares intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) options that do not so qualify. Options granted under the Amended Plan will be non-qualified stock options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and any subsidiary or parent (each as defined in Section 424 of the Code) of the Company. Non-qualified stock options may be granted to any persons eligible to receive awards under the Amended Plan. The option exercise price of each option is determined by the Remuneration Committee but may not be less than 100% of the fair market value of the Shares on the date of grant. Fair market value for this purpose is the closing sale price of the Shares on Nasdaq on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure. Incentive stock options cannot be granted in respect of more than [                ] Shares.

The term of each option may not exceed ten years from the date of grant. The Remuneration Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments. In general, unless otherwise permitted by the Remuneration Committee, no option granted under the Amended Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity. The method of payment to be used to exercise an option is determined by the Remuneration Committee and may consist of, alone or in combination, (a) cash or check, (b) surrender (or attestation to the ownership following such procedures as the Company may prescribe) of other Shares that are not then subject to restrictions under any Company plan and have a fair market value on the date of surrender or attestation equal to the aggregate exercise price of Shares as to which such option shall be exercised or (c) delivery of a properly executed exercise notice together with such other documentation as the Remuneration Committee and the broker, if applicable, shall require to effect an exercise of the option and delivery to the Company of the sale or loan proceeds required to pay the aggregate exercise price and any applicable income or employment taxes. In addition, non-qualified stock options can be exercised for consideration in the form of cancelled indebtedness or by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price. The Remuneration Committee can also provide for the payment of such other consideration and method of payment permitted under applicable laws.

To qualify as incentive stock options, options must meet additional U.S. federal tax requirements, including a $100,000 limit on the value of shares subject to incentive stock options that first become exercisable by a participant in any one calendar year.

Restricted Stock Units. The Remuneration Committee may award restricted stock units to any eligible persons. Restricted stock units are payable in Shares or, at the discretion of the Remuneration Committee, in cash or a combination of cash and Shares, and may be subject to such conditions and restrictions as the Remuneration Committee may determine. These conditions and restrictions may include the achievement of certain performance objectives and/or continued service with the Company through a specified vesting period.

Unrestricted Share Awards. The Remuneration Committee may also grant to directors Shares that are free from any restrictions under the Amended Plan, provided that the director shall pay an amount for the Shares at least equal to their aggregate nominal values. A director may elect to receive such an award of unrestricted Shares in lieu of cash meeting fees to which the director is otherwise entitled.

Dividend Equivalent Rights. During the vesting period for restricted stock units, restricted stock units may be credited with dividend equivalent rights, which entitle the participant to receive credits for dividends that would have been paid if the recipient had held the Shares underlying the restricted stock units. Any such dividend equivalent rights shall provide that such rights be settled only upon settlement or payment of, or lapse of restrictions on, such restricted stock unit award, and that such dividend equivalent right shall expire or be forfeited or annulled under the same conditions as the restricted stock unit award.

Change of Control Provisions. The Amended Plan provides that upon the effectiveness of a “change of control” (as defined in the Amended Plan), except as otherwise provided by the Remuneration Committee in an award agreement, (i) participants may exercise their options to the extent vested immediately prior to the change of control within 12 months of the change of control (or through the expiration date, if earlier), (ii) all unvested awards held by directors (other than the Chief Executive Officer of the Company) will automatically vest in full and (iii) all unvested awards held by other participants (i.e., the Chief Executive Officer and participants who are not directors) shall continue to vest following a change of control and, if any such participant’s employment is terminated by the Company for any reason other than “cause” (as defined in the Amended Plan) within two years of the change of control, shall fully vest, and in the case of options become exercisable and remain exercisable for a period of 12 months following such termination (or through the expiration date, if earlier). In addition, the Company may provide for awards to be substituted by equivalent awards or for a cash payment to be paid to participants in respect of all awards held by participants (whether or not vested) upon the change of control, in which case all original awards shall lapse upon the consummation of the change of control.

Adjustments for Stock Dividends, Stock Splits, Etc. The Amended Plan requires the Remuneration Committee to make appropriate adjustments to the number of Shares that are subject to the Amended Plan, to certain limits in the Amended Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the Amended Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or the receipt, vesting or settlement of other awards. The Remuneration Committee may require that tax withholding obligations be satisfied by withholding Shares that otherwise would be issued upon exercise, settlement or vesting or other Company shares. The Remuneration Committee may also require that the Company’s tax withholding obligation be satisfied, in whole or in part, by an arrangement whereby a certain number of Shares issued pursuant to an award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

Amendments and Termination. The Board may at any time amend or discontinue the Amended Plan and the Remuneration Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of Nasdaq, any amendments that materially change the terms of the Amended Plan will be subject to approval by our shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined by the Remuneration Committee to be required by the Code to preserve the qualified status of incentive stock options.

Administration; Delegation. As noted above, the Amended Plan will continue to be administered by the Remuneration Committee, which has full power, subject to the provisions of the Amended Plan, to, among other things, select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, to determine the specific terms and conditions of each award, and to accelerate the vesting of one or more outstanding awards at such times and in such amounts as it determines. The Remuneration Committee may delegate to a committee of one or more directors or to a committee of one or more officers its authority under the Amended Plan with respect to the granting of awards to individuals who are not members of the delegated committee.

Compliance with Other Policies. Awards under the Amended Plan are subject to the Company’s insider trading policy and the Company’s clawback policy, as in effect from time to time.

Effective Date of Plan. The Board originally adopted the 2020 Stock Incentive Plan on March 16, 2020, and it became effective on July 13, 2020, which was the day it was approved by shareholders. Amendment No. 1 to the 2020 Stock Incentive Plan was adopted by the Board on May 14, 2022 and was approved by shareholders on June 27, 2022. The effective date of the Plan Amendment proposed in this Proposal No. 7 will be the date the Plan Amendment is approved by shareholders. Awards of incentive stock options may be granted under the Amended Plan until March 16, 2030. No other awards may be granted under the Amended Plan after July 13, 2030.

New Plan Benefits

Because the grant of awards under the Amended Plan is within the discretion of the Remuneration Committee, the Company cannot determine the dollar value or number of Shares that will in the future be received by or allocated to any participant in the Amended Plan.

Grants Under the 2020 Plan

The following table provides information concerning the benefits that were received by the following persons and groups under the 2020 Plan (excluding any forfeitures): each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all current employees who are not executive officers, as a group.

	Options		Stock Awards
	Average Exercise Price ($)	Number of Awards (#)	Number of Awards (#)(2)
Named Executive Officers
Karim Mikhail	4.60	487,007	800,800
Thomas C. Reilly	1.70	369,600	437,800
Steven B. Ketchum, Ph.D.	5.89	873,237	620,731
Aaron D. Berg	5.19	1,088,932	591,598
Michael W. Kalb	8.08	399,282	14,566
Jason M. Marks	4.55	99,388	—
All current executive officers, as a group(1)	4.90	2,331,769	1,650,129
All current directors who are not executive officers, as a group(1)	—	—	—
All current employees who are not executive officers, as a group(1)	5.49	14,869,002	14,122,822

(1)	Represents the weighted-average exercise price for the group, and includes grants to employees who were still active employees as of May 8, 2023.
(2)	Includes performance-based restricted stock unit awards that vest and are earned only if pre-defined milestones are achieved.

Tax Aspects Under the Code

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the Amended Plan. It does not describe all U.S. federal tax consequences under the Amended Plan, nor does it describe non-U.S., state or local tax consequences.

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If Shares issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such Shares, any amount realized in excess of the exercise price (the amount paid for the Shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for U.S. federal income tax purposes. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Shares at exercise (or, if less, the amount realized on a sale of such Shares) over the exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering Shares. If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Stock Options. No income is realized by the optionee at the time a non-qualified stock option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the Shares on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the Shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified stock option is paid by tendering Shares. Upon exercise, the optionee will also be subject to U.S. Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. The Company generally will be entitled to a tax deduction in connection with other awards under the Amended Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, or is settled, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, the Company’s deduction for certain awards under the Amended Plan are limited to the extent that any “covered employee” (as defined in Section 162(m) of the Code) receives compensation in excess of $1 million a year.

Equity Compensation Plan Information

The following table provides information as of December 31, 2022 with respect to the ordinary shares or ADSs, as the case may be, that may be issued under our equity compensation plans, consisting of the Company’s 2020 Stock Incentive Plan, as amended (the “2020 Plan”), the Company’s 2011 Stock Incentive Plan, as amended (the “2011 Plan”), and the Amarin Corporation plc Employee Stock Purchase Plan (“ESPP”).

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted Average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)) (c)
Equity compensation plans approved by security holders:	33,643,161	(1)	$5.80	(2)	16,744,267(3)
Equity compensation plans not approved by security holders:	—		—		—
Total	33,643,161	(1)	$5.80	(2)	16,744,267(3)

(1)	Includes 19,182,111 shares issuable upon the exercise of outstanding options and 14,461,050 shares issuable upon the vesting of restricted stock units.
(2)

Represents the weighted-average exercise price of options outstanding under the 2020 Plan and the 2011 Plan. The weighted-average exercise price does not take into account restricted stock unit awards since such awards have no exercise price.

(3)

As of December 31, 2022, a total of 15,382,690 shares were reserved for issuance pursuant to the 2020 Plan and a total of 1,361,577 shares were reserved for issuance pursuant to the ESPP. No shares were available for grant under our 2011 Plan.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 7:

“RESOLVED, to approve the Plan Amendment to the Company’s 2020 Stock Incentive Plan, as amended.”

Vote Required

This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, shareholders representing a majority of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 7

PROPOSAL NO. 8

RENEWAL OF THE POWER OF THE DIRECTORS TO ALLOT SHARES

Under the Companies Act, the directors of a public company may exercise the power of the company to allot shares in the company or to grant rights to subscribe for or to convert any security into shares in the company if they are authorized to do so by the company’s articles of association or by resolution of the company. Any such authorization is only valid for a maximum period of five years. The grant of a general power of allotment by the company’s shareholders is an additional step not generally required when companies domiciled in the United States are issuing securities.

This Proposal No. 8 seeks shareholder approval of a grant of authority to the Board to allot shares in the Company or grant rights to subscribe for or to convert any security into shares (the “Rights”) up to an aggregate nominal amount of £[125,000,000] (being the aggregate nominal amount of £[110,000,000] in respect of ordinary shares and £[15,000,000] in respect of preference shares), provided that such authority shall, unless renewed, varied or revoked by the Company, expire on the 18-month anniversary of the passing of the applicable resolution, except that the Company may, before such expiration, make an offer or agreement which would, or might, require shares to be allotted or Rights to be granted after the expiration of such period and the Board may allot relevant securities in pursuance of any such offer or agreement notwithstanding that the authority conferred by this resolution has expired. This proposal is similar to the authorization approved by our shareholders at a general meeting of the Company held on May 20, 2019.

The previously approved authorization, pursuant to which the Company currently may allot shares, will expire on May 20, 2024. The Board believes that it is important for the Company to retain the flexibility to allot equity securities on an accelerated basis should the Board determine it is necessary or advisable and in the best interests of shareholders, without incurring the costs or delays associated with calling a special meeting and preparing and circulating proxy materials to approve specific allotments of shares. The Board also believes that a large majority of public companies based in the United States do not require shareholder approval of each issuance and allotment of common equity. Without the approval of this Proposal No. 8, the Company may not be able to raise additional capital, in a timely manner or at all, if and as needed to fund its ongoing business and operations.

The Company has no present plans or proposals to effect share issues in a single transaction, or to a small number of persons resulting in one or more of such persons becoming a principal shareholder of the Company with the attendant ability to exercise significant influence over the Company’s affairs.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 8:

“RESOLVED, to generally and unconditionally authorize the Board of the Company, in accordance with Section 551 of the Companies Act 2006, to exercise all powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares of the Company (“Rights”) up to an aggregate nominal amount of £[125,000,000] (being the aggregate nominal amount of £[110,000,000] in respect of ordinary shares and £[15,000,000] in respect of preference shares), provided that: (a) this authority shall, unless renewed, varied, or revoked by the Company, expire on the date 18-month anniversary of the date on which this resolution is passed, except that the Company may, before such expiration, make an offer or agreement which would, or might, require shares to be allotted or Rights to be granted after the expiration of such period and the Board may allot shares or grant Rights in pursuance of any such offer or agreement notwithstanding that the authority conferred by this resolution has expired; and (b) this authority replaces all subsisting authorities previously granted to the Board for the purposes of Section 551, which, to the extent unused at the date of this resolution, are revoked with immediate effect, without prejudice to any allotment of shares or grant of rights already made, offered or agreed to be made under such authorities.”

Vote Required

This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, shareholders representing a majority of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 8

PROPOSAL NO. 9

DISAPPLICATION OF PRE-EMPTIVE RIGHTS TO HOLDERS OF ORDINARY SHARES

Pre-emptive rights can be disapplied with respect to a specific allotment of securities by a special resolution of shareholders. Obtaining disapplication of pre-emptive rights at the time of each individual proposed stock issuance is time-consuming and costly. To reduce such costs, minimize the delays associated with convening special meetings of shareholders, and provide the Company with sufficient flexibility in the issuance of equity securities on such terms and conditions as the Board considers to be in the best interests of the Company and its shareholders, the Board is asking the Company’s shareholders to resolve, subject to Proposal No. 8 being passed and in accordance with Section 570 of the Companies Act, that the directors be generally empowered to allot equity securities (as defined in Section 560 of the Companies Act) pursuant to the authority conferred by Proposal No. 8, as if Section 561(1) of the Companies Act did not apply to any such allotment, provided that this power shall (1) be limited to the allotment of equity securities up to an aggregate nominal amount of £[125,000,000] (being the aggregate nominal amount of £[110,000,000] in respect of ordinary shares and £[15,000,000] in respect of preference shares) and (2) expire on the date being the 18-month anniversary of the date of passing of this resolution (unless renewed, varied or revoked by the Company prior to or on that date), except that the Company may, before such expiration, make an offer or agreement which would, or might, require equity securities to be allotted after such expiration and the directors may allot equity securities in pursuance of any such offer or agreement notwithstanding that the authority conferred hereby has expired. The securities in respect of which the Board is seeking disapplication of shareholders’ pre-emption rights are equity securities as defined in Section 560 of the Companies Act.

The Company has no present plans or proposals to effect share issues in a single transaction, or to a small number of persons resulting in one or more of such persons becoming a principal shareholder of the Company with the attendant ability to exercise significant influence over the Company’s affairs.

The Company currently may allot shares without such allotment being subject to statutory pre-emptive rights of its ordinary shareholders pursuant to an authorization approved by our shareholders at a general meeting of the Company held on May 19, 2019. This authorization expires on May 20, 2024. The Board believes that a large majority of public companies based in the United States do not have mandatory pre-emptive rights provisions with respect to their common equity. Without the approval of this Proposal No. 9, the Company may not be able to raise additional capital, in a timely manner or at all, if and as needed to fund its ongoing business and operations.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 9:

“RESOLVED, to give power to the Board, subject to the passing of Resolution No. 8 above and in accordance with Section 570 of the Companies Act 2006, to allot equity securities (as defined in Section 560 of the Companies Act) pursuant to the authority conferred upon them by Resolution No. 8, as if Section 561(1) of the Companies Act did not apply to any such allotment, provided that the power hereby conferred shall (a) be limited to the allotment of equity securities up to an aggregate nominal amount of £[125,000,000] (being the aggregate nominal amount of £[110,000,000] in respect of ordinary shares and £[15,000,000] in respect of preference shares); (b) expire on the date 18-month anniversary of the date on which this resolution is passed (unless renewed, varied or revoked by the Company prior to or on that date), except that the Company may, before such expiration, make an offer or agreement which would, or might, require equity securities to be allotted after the expiration of such period and the directors may allot equity securities in pursuance of any such offer or agreement notwithstanding that the authority conferred by this resolution has expired; and (c) this power replaces all subsisting powers previously given to the Board for the purposes of Section 570, which, to the extent unused at the date of this resolution, are revoked with immediate effect, without prejudice to any allotment of equity securities already made, offered or agreed to be made under any such power.”

Vote Required

Approval of this proposal requires (i) on a show of hands, the affirmative vote of at least 75% of the holders of shares present at the meeting in person or by proxy and voting on the proposal or (ii) on a poll, the affirmative vote of shareholders representing at least 75% of the total voting rights of shareholders who are present at the meeting in person or by proxy and voting on the proposal. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 9

ADDITIONAL BUSINESS

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board lay before the Annual General Meeting the Company’s statutory accounts, which are the Company’s Annual Report for the year ended December 31, 2022, as prepared in conformity with GAAP (the “Annual Report”) and the accounts for the financial year ended December 31, 2022, prepared in accordance with IFRS (the “Statutory Accounts”). In accordance with the Companies Act and the Articles, the Statutory Accounts are available for download in “PDF” format on the Company’s website (https://investor.amarincorp.com). In addition, hard copies of the Statutory Accounts may be obtained by contacting the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., 440 US Highway 22, Bridgewater, NJ 08807 or by telephone at (908) 719-1315. Shareholders of the Company will not be asked to take any action in respect of the Statutory Accounts at the Annual General Meeting.

We know of no other matters to be submitted to a vote of shareholders at the Annual General Meeting. If any other matter is properly brought before the Annual General Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any shareholder to nominate a candidate at a given annual general meeting, he or she must provide timely written notice to our corporate secretary pursuant to the terms of our Articles and the Companies Act.

CORPORATE GOVERNANCE

Director Independence

We believe that the Company benefits from having a strong and independent Board. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. On an annual basis, the Board reviews the independence of all directors under guidelines established by Nasdaq and in light of each director’s affiliations with the Company and members of management, as well as significant holdings of Company securities. This review considers all known relevant facts and circumstances in making an independence determination. Based on this review, the Board has made an affirmative determination that all directors are independent.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees. We believe that our Board and its committees, led by a group of strong and independent directors, provide the necessary leadership, wisdom and experience that the Company needs in making sound business decisions. Our Code of Business Conduct and Ethics helps clarify the operating standards and ethics that we expect of all of our officers, directors and employees in making and implementing those decisions. Waivers of our Code of Business Conduct and Ethics for the benefit of a director or an executive officer may only be granted by the Board or, if permitted, a committee of the Board. Waivers of our Code of Business Conduct and Ethics for the benefit of other employees may be made by our Compliance Officer, the Board or, if permitted, a committee of the Board. There have been no material modifications to, or waivers from, the provisions of such code. Our Code of Business Conduct and Ethics is available on the corporate governance section of our website (which is a subsection of the investor relations section of our website) at the following address: https://investor.amarincorp.com/corporate-governance. You may also request a printed copy of the code, without charge, by writing to us at Amarin Pharma, Inc., 440 Route 22, Bridgewater, NJ 08807, Attention: Investor Relations. In addition, should any changes be made to our Code of Business Conduct and Ethics, we intend to disclose within four business days on our website (or in any other medium required by law or Nasdaq): (a) the date and nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (b) the nature of any waiver, including an implicit waiver, from a provision of our code of business conduct and ethical responsibility that is granted to one of these specified officers, the name of such person is granted the waiver, and the date of the waiver.

Shareholder Communications

Generally, shareholders who have questions or concerns regarding the Company should contact our Investor Relations department at (908) 719-1315. However, any shareholders who wish to address questions regarding the business or affairs of the Company directly with the Board, or any individual director, should direct his or her questions in writing to the Chairman of the Board, Amarin Corporation plc, Iconic Offices, The Greenway, Block C Ardilaun Court 112-114 St Stephens Green, Dublin 2, Ireland or c/o Amarin Pharma, Inc., 440 US Highway 22, Bridgewater, New Jersey 08807. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

BOARD OF DIRECTORS AND COMMITTEES

The Prior Board

Because the New Directors were not members of the Board during the fiscal year ended December 31, 2022, the time period to which most of the discussions herein relate, we sometimes reference the “Prior Board,” which refers to the Board as constituted during 2022. The New Directors are currently, together with management, undertaking a comprehensive review of the Company’s business strategies, risk management, corporate governance and compensation practices and the matters discussed herein are not necessarily reflective of the views of the New Directors.

During our 2022 fiscal year, our Prior Board formally met six times. Each director attended at least 75% of the aggregate of these meetings of the Board and meetings of the committees of which he or she was a member in our last fiscal year. Our Board has a standing Audit Committee, a Remuneration Committee and a Nominating and Corporate Governance Committee. All members of the Audit, Remuneration and Nominating and Corporate Governance Committees are non-employee directors who are deemed independent. In addition to the formal meeting numbers referenced herein, the Board and its committees met or engaged in discussions informally throughout the year.

Although the Company has no formal policies regarding director attendance at annual general meetings, it generally encourages directors to attend annual general meetings and expects that members of the Board will attend annual general meetings when conditions permit.

Board Leadership Structure and Risk Oversight

On March 21, 2023, Odysseas D. Kostas was appointed as our Chairman of the Board. Dr. Kostas is independent and all key committees of the Board are comprised solely of, and chaired by, independent directors. The Board believes that this structure, combined with the Company’s established corporate governance guidelines, provides an effective leadership structure for the Company. In addition, to ensure effective independent oversight of the Company, the Board holds meetings of the independent directors of the Board at every meeting.

The Board has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company-specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board periodically reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. The Board also delegates oversight to Board committees to oversee selected elements of risk as set forth below.

As part of the Board’s risk oversight role, our Remuneration Committee reviews and evaluates the risks associated with our compensation programs. In 2022, the Remuneration Committee reviewed our compensation policies as generally applicable to our employees and believed that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they encourage is not reasonably likely to have a material adverse effect on Amarin. In making this determination, our Remuneration Committee considered the following:

•	the Company’s use of different types of compensation vehicles to provide a balance of long and short-term incentives with fixed and variable components;

•	the granting of equity based awards with time-based vesting and performance-based vesting, both of which encourage participants to look to long-term appreciation in equity values;

•	the Company’s annual bonus determinations for each employee being tied to achievement of company goals, which goals promote long-term value; and

•

the Company’s system of internal control over financial reporting and Code of Business Conduct and Ethics, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

The new members of the Remuneration Committee, together with management, are undertaking such a review.

Board Committees

Audit Committee. During the 2022 fiscal year, the Audit Committee was comprised of former directors Ms. Enright (Chair, effective upon her appointment to the Board in May 2022), Mr. van Heek (Chair until the appointment of Ms. Enright as Chair in May 2022), Mr. O’Sullivan, and Ms. Peterson. In March 2023, following our Special General Meeting of Shareholders, Mr. Horn (Chair) Ms. Bonfiglio, Ms. Sullivan, and Mr. Sterling were appointed to the Audit Committee. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee also assists the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the external auditors’ qualifications and independence, the performance of the Company’s internal audit function and external auditors and performs other duties, as set forth in the Audit Committee charter. The Audit Committee charter is furnished on our website at https://amarincorp.com/corporate-governance. All members of the Audit Committee satisfy the current independence standards promulgated by Nasdaq and the SEC, and the Board has determined that Keith L. Horn and Patrice Bonfiglio each meet the definition of “audit committee financial expert,” as defined in Item 407 of Regulation S-K. The prior Audit Committee formally met five times during our 2022 fiscal year.

Nominating and Corporate Governance Committee. During the 2022 fiscal year, the Nominating and Corporate Governance Committee was comprised of former directors Mr. O’Sullivan (Chair), Mr. Zakrzewski and Dr. Ekman. Ms. Peterson replaced Mr. Zakrzewski on the Committee upon his retirement at the conclusion of our 2022 Annual General Meeting. In March 2023, following our Special General Meeting of Shareholders, Mr. Sterling (Chair), Mr. DiPaolo, and Dr. Kostas were appointed to the Nominating and Corporate Governance Committee, and Mr. O’Connor was appointed to the Committee at the time of his appointment to the Board in April 2023. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board. The Nominating and Corporate Governance Committee also develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs and acts as the Company’s nominating committee by reviewing potential director nominees and recommending nominees to the Board. The Nominating and Corporate Governance Committee charter is furnished on our website at https://amarincorp.com/corporate-governance. All members of the Nominating and Corporate Governance Committee satisfy the current Nasdaq independence standards. The prior Nominating and Corporate Governance Committee met formally five times during our 2022 fiscal year.

Remuneration Committee. Mr. Stack, Mr. van Heek, and Ms. Peterson served as members of the Remuneration Committee during 2022, until June 2022, when Mr. Wold-Olsen (Chair) replaced Mr. Stack upon Mr. Stack’s retirement at the conclusion of our 2022 Annual General Meeting. In December 2022, Mr. Zulueta replaced Ms. Peterson on the Remuneration Committee. In March 2023, following our Special General Meeting of Shareholders, Ms. Sullivan (Chair), Ms. Bonfiglio, Dr. Cohen, and Mr. Horn were appointed to serve as members of the Remuneration Committee. The Remuneration Committee, together with the Board, determines the framework for the compensation of the Company’s Chief Executive Officer and such other members of executive management as it is designated to consider. The Remuneration Committee also determines the corporate and individual performance goals under the Company’s management incentive plan and achievement of these goals, as well as reviews and reassesses the Company’s processes and procedures for the consideration and determination of executive remuneration. Further, the Remuneration Committee oversees any major changes in employee benefit structures throughout the Company and performs other duties as set forth in the Remuneration Committee charter. Additionally, the Remuneration Committee reviews and evaluates the risks associated with our compensation programs. The Remuneration Committee may delegate its authority to a subcommittee composed of one or more of its members. The Remuneration Committee charter is furnished on our website at https://amarincorp.com/corporate-governance. All members of the Remuneration Committee satisfy the current Nasdaq and SEC independence standards and qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act. The prior Remuneration Committee met formally five times during our 2022 fiscal year.

Compensation Committee Interlocks and Insider Participation

Mr. Stack, Mr. van Heek and Ms. Peterson served as members of the Remuneration Committee during 2022, until June 2022, when Mr. Wold-Olsen (Chair) replaced Mr. Stack upon Mr. Stack’s retirement at the conclusion of our 2022 Annual General Meeting. In December 2022, Mr. Zulueta replaced Ms. Peterson on the Remuneration Committee. In March 2023, following our Special General Meeting of Shareholders, Ms. Sullivan (Chair), Ms. Bonfiglio, Mr. Horn, and Dr. Cohen were appointed to serve as members of the Remuneration Committee. No one currently serving, or serving on the Remuneration Committee during 2022, is or has been an officer or employee of Amarin. None of our executive officers served as a member of the compensation committee (or other committee of the board of directors serving the compensation function or, in the absence of any such committee, the entire board of directors) of another entity where such entity’s executive officers served on our Remuneration Committee. Moreover, none of our executive officers served as a member of the board of directors or compensation committee (or other committee of the board of directors serving the compensation function or, in the absence of any such committee, the entire board of directors) of another entity where such entity’s executive officers served on our Board or Remuneration Committee.

EXECUTIVE OFFICERS

Our current executive officers and their respective positions are set forth in the following table. Biographical information regarding each executive officer is set forth following the table.

Name	Age	Position
Aaron Berg	60	Interim President and Chief Executive Officer, Executive Vice President, President-U.S. (interim principal executive officer)
Steven B. Ketchum, Ph.D.	58	President of Research and Development, Executive Vice President and Chief Scientific Officer
Thomas C. Reilly	51	Chief Financial Officer (principal financial officer and principal accounting officer)

Aaron D. Berg joined Amarin in November 2012 as Vice President, Marketing and Managed Care. He has since served in roles of increasing responsibility, including as Senior Vice President, Marketing and Sales from February 2014 until April 2018, as Senior Vice President and Chief Commercial Officer from April 2018 through July 2021, and currently as Executive Vice President, President-U.S., a position he has held since August 2021. Mr. Berg was appointed interim President and interim Chief Executive Officer of Amarin in April 2023. Before joining Amarin, Mr. Berg served as president and chief executive officer of Essentialis, Inc., a development stage pharmaceutical company, where he led the company’s work on triglyceride management. Prior to joining Essentialis, Mr. Berg served as vice president of marketing and sales at Kos Pharmaceuticals, where he was instrumental in driving annual revenues approaching $1 billion until the acquisition of Kos Pharmaceuticals by Abbott Laboratories in December 2006. Mr. Berg began his pharmaceutical industry career as a sales representative with Bristol-Myers Squibb, followed by various commercial positions with Schering-Plough and GlaxoSmithKline. He obtained his B.S. in Business Management, Marketing from the University of Maryland.

Steven B. Ketchum, Ph.D., joined Amarin in February 2012 as Senior Vice President and President of Research and Development. He was named Chief Scientific Officer in January 2016. Dr. Ketchum has 25 years of experience in late-stage product development and clinical regulatory strategy. From 2008 to 2012, Dr. Ketchum served as senior vice president of research and development for Viracta Therapeutics, Inc., formerly known as Sunesis Pharmaceuticals, Inc. (which subsequently merged with, and was renamed, Viracta Therapeutics, Inc. in February 2021) where he provided strategic direction for all facets of research and development, including clinical strategy and operations, regulatory affairs, and pharmaceutical development and where he continued to serve on its board of directors until February 2021. From 2005 to 2008, Dr. Ketchum served as senior vice president of research and development and medical affairs for Reliant Pharmaceuticals where he led development and support activities for Lovaza and other commercialized cardiovascular products. Prior to 2005, Dr. Ketchum was senior vice president of operations and regulatory affairs at IntraBiotics Pharmaceuticals, Inc., and also held positions of increasing responsibility in regulatory affairs during his nearly eight-year tenure at ALZA Corporation, where he supported the development and commercialization of a number of products, including Concerta. Dr. Ketchum earned a Ph.D. in pharmacology from University College London and a B.S. in biological sciences from Stanford University.

Tom C. Reilly joined Amarin in June 2022 as Chief Financial Officer. Mr. Reilly has more than 20 years of experience in building and leading finance and administration teams at life sciences companies both in the United States and globally. Before joining Amarin, Mr. Reilly served as chief financial officer for Cara Therapeutics from October 2020 to June 2022, where he was responsible for leading all aspects of financial operations and planning. Prior to joining Cara Therapeutics, Mr. Reilly served as head of finance of the Allergan General Medicines business from October 2017 to October 2020. Prior to joining Allergan, until September 2017, Mr. Reilly spent 14 years with Novartis where he served in roles of increasing responsibility, including finance head for the oncology development unit, chief financial officer for Novartis Pharma Austria, and financial controller for Novartis USA’s pharmaceutical division. He earned his bachelor’s degree in finance from Manhattan College, an M.B.A in accounting from Seton Hall University, and is a certified public accountant.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions with Related Parties

Since January 1, 2022, other than the compensation arrangements described below under the captions “Executive Compensation Discussion and Analysis” and “Director Compensation,” there have not been and there is not currently proposed to be any transactions between us and our directors and executive officers, nominees for director, holders of more than 5% of our outstanding ordinary shares, or members of their immediate families of any of the foregoing persons.

Related-Party Transaction Review and Approval

Our Board has adopted policies and procedures for the review and approval of related-party transactions and has delegated to our Compliance Officer the authority to review and approve the material terms of any proposed related-party transactions.

Pursuant to our Code of Business Conduct and Ethics, any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be promptly reported to the Compliance Officer. Our Compliance Officer may notify the Board or a committee thereof as deemed appropriate. Conflicts of interest may arise in the following situations: if an individual is simultaneously employed or engaged by Amarin and another business (particularly a client or business partner of Amarin); if an individual participates in any activity that enhances or supports a competitor’s position; if an individual or member of such person’s immediate family accepts a gift with the intent to improperly influence the normal business relationship between Amarin and its clients or business partners or gives to or accepts gifts from a competitor; if an individual or a member of such person’s immediate family holds a financial interest in another business (particularly a client or business partner of Amarin); and if an individual conducts business on behalf of Amarin with a business in which a family member of such individual is associated in any significant role.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Executive officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports filed under Section 16(a). To the Company’s knowledge, based solely on the review of copies of the reports filed with the SEC, all such reports required to be filed by our executive officers, directors and greater-than-10% shareholders during the fiscal year ended December 31, 2022 were timely filed, except for two late Forms 3 in connection with Geraldine Murphy and Adam Berger’s appointments as Section 16 directors and two late Forms 4, each related to two transactions pertaining to vesting of securities, due to administrative error.

INSIDER TRADING POLICY

Amarin has an insider trading policy that applies to all officers, directors and employees and certain affiliated persons. Amarin’s insider trading policy prohibits sale of any Amarin securities that are not owned by such persons at the time of the sale, so called short sales. Those persons subject to Amarin’s insider trading policy may not pledge Amarin’s securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Audit Committee of the Board. Amarin does not have a policy regarding the ability of employees and directors to enter into hedging transactions with respect to Amarin securities, and hedging transactions are generally permitted, subject to the insider trading policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on information available to us and filings with the SEC, the following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 of the Exchange Act) of our outstanding ordinary shares for (i) each of our directors, (ii) each of our “named executive officers,” as defined in Executive Compensation Discussion and Analysis below, (iii) all of our directors and executive officers as a group, and (iv) persons known to us to beneficially hold more than 5% of our outstanding ordinary shares. Unless otherwise noted, the following information is presented as of March 31, 2023.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to our ordinary shares. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, ordinary shares issuable under stock options, warrants, or other convertible securities that are vested or exercisable within 60 days of March 31, 2023 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s) or other convertible securities, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over their ordinary shares, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o Amarin Pharma, Inc., 440 US Highway 22, Bridgewater, New Jersey 08807.

The percentage of shares beneficially owned is computed on the basis of 407,265,944 ordinary shares outstanding as of March 31, 2023.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number	Percent of Class
Greater than 5% Holders:
Sarissa Capital Management LP(1)	25,279,772	6.21
Current directors and named executive officers:
Karim Mikhail(2)	1,098,839	*
Steven B. Ketchum, Ph.D.(3)	2,418,573	*
Aaron Berg(4)	2,598,144	*
Thomas C. Reilly	—	—
Patrice Bonfiglio	—	—
Paul Cohen, M.D.	—	—
Mark DiPaolo	—	—
Keith L. Horn	—	—
Odysseas Kostas, M.D.	—	—
Louis Sterling III(5)	65,673	*
Diane E. Sullivan	—	—
Michael W. Kalb(6)	1,033,017	*
Jason M. Marks(7)	305,499	*
All current directors and executive officers as a group (13 persons)(8)	7,519,745	8.81

*	Represents beneficial ownership of less than one percent.
(1)

Based on information provided in a Schedule 13D/A filed by Sarissa Capital, Alexander J. Denner (together with Sarissa Capital, the “Sarissa Reporting Persons”) and Louis Sterling III on February 15, 2023. Sarissa Capital and the fund and other private investment vehicles for which Sarissa Capital acts as the investment advisor own the 25,210,000 ordinary shares (the “Sarissa Shares”). Sarissa Capital has the authority to vote and to dispose of the Sarissa Shares. Alexander J. Denner, Ph.D, is the Chief Investment Officer of, and the ultimate general partner of, Sarissa Capital, and by virtue of such position, may be deemed to have beneficial ownership of the Sarissa Shares. The address for Sarissa Capital and Alexander J. Denner is 660 Steamboat Road, Greenwich, CT 06830. Mr. Sterling may be deemed to be the beneficial owner of an additional 69,772 ordinary shares (the “Sterling Shares”). Mr. Sterling has sole power to vote and dispose the Sterling Shares. The address for Mr. Sterling is 133 Gale Drive, Beverly Hills, CA 90211. The Sarissa Reporting Persons and Mr. Sterling may be deemed to have formed a group within the meaning of Rule 13d-5(b) under the Securities Act and may be deemed to beneficially own, in the aggregate, 25,279,772 ordinary shares representing approximately 6.21% of the outstanding ordinary shares. The Sarissa Reporting Persons disclaim beneficial ownership of the Sterling Shares. Mr. Sterling disclaims beneficial ownership of the Sarissa Shares.
(2)

Includes 283,507 ordinary shares directly owned, 413,163 ordinary shares issuable upon the exercise of options exercisable within 60 days of March 31, 2023, and 402,169 ordinary shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2023.

(3)

Includes 588,111 ordinary shares directly owned, 343,830 ordinary shares issuable upon the exercise of options exercisable within 60 days of March 31, 2023, and 1,486,632 ordinary shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2023.

(4)

Includes 510,760 ordinary shares directly owned, 571,619 ordinary shares issuable upon the exercise of options exercisable within 60 days of March 31, 2023, and 1,515,765 ordinary shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2023.

(5)	Includes 65,673 ordinary shares directly owned (including 1,401 shares owned by his spouse).
(6)

Includes 337,314 ordinary shares directly owned, 399,282 ordinary shares issuable upon the exercise of options exercisable within 60 days of March 31, 2023, and 633,735 ordinary shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2023.

(7)

Includes 42,777 ordinary shares directly owned, 99,388 ordinary shares issuable upon the exercise of options exercisable within 60 days of March 31, 2023, and 163,334 ordinary shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2023.

(8)

Includes an aggregate of 1,828,142 ordinary shares directly owned, 1,827,282 ordinary shares issuable upon the exercise of options exercisable within 60 days of March 31, 2023 and 4,201,635 ordinary shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2023 held by our directors and executive officers as a group.

Equity Compensation Plan Information

The following table provides information as of December 31, 2022 with respect to the ordinary shares or ADSs, as the case may be, that may be issued under our equity compensation plans, consisting of the Company’s 2020 Stock Incentive Plan, as amended (the “2020 Plan”), the Company’s 2011 Stock Incentive Plan, as amended (the “2011 Plan”), and the Amarin Corporation plc Employee Stock Purchase Plan (“ESPP”).

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights Weighted- Average		Exercise Price of Outstanding Options, Warrants and Rights Number of Securities Remaining		Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by stockholders	33,643,161	(1)	$5.80	(2)	16,744,267	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total	33,643,161	(1)	$5.80	(2)	16,744,267	(3)

(1)	Includes 19,182,111 shares issuable upon the exercise of outstanding options and 14,461,050 shares issuable upon the vesting of restricted stock units.

(2)

Represents the weighted-average exercise price of options outstanding under the 2020 Plan and the 2011 Plan. The weighted-average exercise price does not take into account restricted stock unit awards since such awards have no exercise price.

(3)

As of December 31, 2022, a total of 15,382,690 shares were reserved for issuance pursuant to the 2020 Plan and a total of 1,361,577 shares were reserved for issuance pursuant to the ESPP. No shares were available for grant under our 2011 Plan.

For more information on the 2020 Plan, the 2011 Plan and the ESPP, see Note 9 to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

EXECUTIVE COMPENSATION

DISCUSSION AND ANALYSIS

The following compensation discussion and analysis describes the philosophy, objectives, and structure of our fiscal year 2022 executive compensation program for our 2022 named executive officers, several of whom are no longer with the Company, as determined by the Prior Board. This section is intended to be read in conjunction with the tables that immediately follow, which provide further historical compensation information for our named executive officers, who for the fiscal year ended December 31, 2022, were:

Karim Mikhail	Former President and Chief Executive Officer*
Thomas C. Reilly	Chief Financial Officer and Secretary
Aaron D. Berg	Executive Vice President, Chief Commercial Officer and President, U.S.*
Steven B. Ketchum, Ph.D.	President of Research and Development and Chief Scientific Officer
Michael W. Kalb	Former Senior Vice President and Chief Financial Officer, Assistant Secretary
Jason M. Marks	Former Executive Vice President, Chief Legal and Compliance Officer & Secretary

*	Mr. Berg was named Interim President and Chief Executive Officer on April 14, 2023, following Mr. Mikhail’s separation on March 27, 2023.

Following the conclusion of the Special Ordinary General Meeting of Shareholders held on February 28, 2023, our Board and Remuneration Committee were reconstituted. The philosophy and approach to compensation described in this compensation discussion and analysis reflects the philosophy, judgment and approach of the Prior Board and the prior Remuneration Committee, which are not necessarily reflective of the views of the New Directors. The New Directors, including the New Remuneration Committee (described below), which now includes shareholder representation, with their advisors and the input of management, are currently undertaking a comprehensive review of Amarin’s approach and philosophy to executive and non-executive compensation matters and their views, and the resulting changes, will be detailed in next year’s compensation discussion and analysis. The New Directors, together with management, will be focused on ensuring that Amarin’s approach to compensation is formulated and implemented to create and maximize long-term shareholder value.

Management Transition

Fiscal year 2022 and early fiscal year 2023 noted several key leadership changes. On March 27, 2023, Mr. Mikhail left the Company and, on April 14, 2023, Mr. Berg was promoted to Interim President and Chief Executive Officer. Mr. Marks left the Company on December 6, 2022. Mr. Reilly joined the Company as Chief Financial Officer and Secretary on June 20, 2022, as successor to Mr. Kalb.

2022 Operating Highlights

In 2022, Amarin continued to advance its strategy to become a global, diversified cardiometabolic player. The Company delivered four consecutive quarters of U.S. revenue stabilization despite additional generic competition, well-positioning Amarin to focus on implementing its European and international strategies. This stabilization was coupled with successfully implementing a major restructuring, resulting in cost savings of over $100 million. These achievements, as well as key operating highlights for 2022 described below, were considered by our prior Remuneration Committee in determining executive compensation for 2022:

United States

•	Our four consecutive quarters of revenue stabilization in the U.S. business resulted in positive free cash flow in the fourth quarter of $4 million

•	Achieved significant profit from U.S. commercial activities

•	Maintained exclusive managed care coverage for VASCEPA through the successful implementation of the Go-To-Market strategy we launched in 2021

United Kingdom and the European Union

•	Secured positive pricing and reimbursement decisions in five European markets: England & Wales, Sweden, Austria, Denmark, and Finland.

•	Continued to progress in reimbursement negotiations in all remaining markets including Spain, Italy, France, Norway, and the Netherlands.

•	Progressed our fixed-dose combination (“FDC”) program for icosapent ethyl, including initiating the process to seek scientific advice from the European Medicines Agency.

International

•	Secured six International regulatory approvals, including Australia, Hong Kong, Bahrain, Puerto Rico, Saudi Arabia, and Switzerland.

Compensation Philosophy and Objectives

Amarin’s philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (“pay for performance”) and accomplishments that are expected to increase shareholder value. In furtherance of this goal, the Remuneration Committee has adhered to the following guidelines as a foundation for decisions that affect the levels of compensation:

•

provide a competitive total compensation package that enables the Company to attract and retain highly qualified executives with the skills and experience required for the achievement of business goals;

•	align compensation elements with the Company’s annual goals and long-term business strategies and objectives;

•

promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of shareholder value.

The Remuneration Committee has historically compensated executive officers with three primary compensation components: base salary, annual and short-term incentive bonuses, and long-term equity-based compensation. The Remuneration Committee believes that cash compensation in the form of base salary and incentive bonuses provides our executives with short-term rewards for success in operations, and that long-term compensation through the grant of equity awards aligns the objectives of management with those of our shareholders with respect to our long-term performance and success. While the New Remuneration Committee agrees with these basic pay for performance tenets and overall philosophy, as part of its comprehensive review of the Company’s approach to compensation, the New Remuneration Committee, together with management, will assess whether the Company’s compensation design adequately promotes these tenets and philosophy.

As part of establishing competitive compensation and evaluating performance, the Remuneration Committee takes into account the Company’s plans and the Company’s performance against such plans.

Chief Executive Officer Performance and Compensation

Our Remuneration Committee believes that it is especially important to set compensation for our Chief Executive Officer in a manner that addresses the fundamental objectives described above. The compensation discussion below pertains to the 2022 compensation of Karim Mikhail, our former President and Chief Executive Officer as set and judged by the Prior Board and prior Remuneration Committee.

Mr. Mikhail’s base cash compensation was set at the market 25th percentile of other Chief Executive Officers in our 2022 peer group. Mr. Mikhail’s bonus potential was tied to achievement of pre-defined corporate goals for the applicable year, with no consideration given to individual performance goals as his individual goals were deemed to be the corporate goals. For 2022, Mr. Mikhail’s target cash bonus potential, which was 75% of his base compensation and at approximately the 25th percentile for other Chief Executive Officers in our peer group for short-term incentives and the 75th percentile for other Chief Executive Officers in our peer group for long-term incentives, was tied to achievement of the corporate goals established by the prior Remuneration Committee. Mr. Mikhail’s total compensation was at the market 50th to 75th percentile.

The prior Remuneration Committee established Mr. Mikhail’s compensation based on his performance since taking on the role of CEO and on the belief that his experience, leadership and abilities would be critical to the Company’s continued efforts to overcome challenges and to focus on Amarin’s long-term growth strategy. The prior Remuneration Committee believed that Mr. Mikhail’s total compensation was strongly aligned with corporate performance and the interests of our shareholders, including consideration of base compensation, target cash bonus potential and equity incentive awards. With regard to incentive cash bonuses, our prior Remuneration Committee had an established practice of paying no or partial incentive cash bonuses when the pre-defined corporate goals are not achieved or achieved only in part. For 2022, Mr. Mikhail was awarded an annual bonus for 2022 in the amount of $591,000 based on 100% achievement of the Company’s 2022 corporate goals, as well as a “stretch” bonus in the amount of $50,000 for achievement of lowering the Company’s cash burn from $230 million to $200 million in 2022.

Intentionally, a substantial portion of Mr. Mikhail’s compensation was in the form of equity incentive awards, which the prior Remuneration Committee believed further aligned Mr. Mikhail’s interests with those of our shareholders.

Approximately 80% of Mr. Mikhail’s 2022 total compensation as reported in the Summary Compensation Table below related to stock options and restricted stock units and 88% of his total target compensation was performance-based and/or at risk, in either the form of equity awards or incentive bonus.

The prior Remuneration Committee believed that the amount and nature of Mr. Mikhail’s compensation in 2022 were at levels that strongly aligned with Mr. Mikhail’s level of experience, Amarin’s corporate performance and goals and the interests of our shareholders.

Roles in Determining Compensation

Remuneration Committee

The Remuneration Committee, together with the Board, determines the framework for the compensation of Amarin’s executive officers. The Remuneration Committee also determines the corporate and individual performance goals under our management incentive plan and the level of achievement of these goals, and determines the policy for and scope of service agreements for the executive officers and contractual severance payments. While the Remuneration Committee draws on a number of resources, including input from the Chief Executive Officer and independent compensation consultants, to make decisions regarding our executive compensation program, ultimate decision-making authority rests with the Remuneration Committee, subject in key cases to ratification by the independent members of the Board. The Remuneration Committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the Company and evaluating an executive’s performance during the year against established goals, operational performance, and business responsibilities. In addition, the Remuneration Committee incorporates judgment in the assessment process to respond to and adjust for the evolving business environment.

Risks Related to Compensation Policies and Practices

As part of the Board’s risk oversight role, our Remuneration Committee reviews and evaluates the risks associated with our compensation programs. Our prior Remuneration Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Amarin. In making this determination, our Remuneration Committee considered the following:

•	the Company’s use of different types of compensation vehicles to provide a balance of long- and short-term incentives with fixed and variable components;

•	the granting of equity-based awards with time-based vesting and performance-based vesting, both of which encourage participants to work towards long-term appreciation in equity values;

•	the Company’s annual bonus determinations for each employee and vesting of performance-based equity awards being tied to achievement of Company goals, which goals promote long-term value; and

•

the Company’s system of internal control over financial reporting and Code of Business Conduct and Ethics, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

Our New Remuneration Committee, together with management, is currently undertaking a review of these risks and will make a determination as to the interplay with Amarin’s compensation policies.

Compensation Consultant

The Remuneration Committee retains the services of Aon Human Capital Solutions, a division of Aon plc (“Aon”) (formerly known as Radford) as its independent compensation consultant. The mandate of the compensation consultants includes assisting the Remuneration Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design, and benchmarking with the Company’s peers in the industry. The Remuneration Committee regularly evaluates the performance of its compensation consultants, considers alternative compensation consultants, and has the final authority to engage and terminate such services.

The Remuneration Committee has assessed the independence of Aon pursuant to Nasdaq and SEC rules and concluded that no conflict of interest exists that would prevent Aon from serving as an independent consultant to the Remuneration Committee.

Chief Executive Officer

Our Chief Executive Officer has historically attended Remuneration Committee meetings and worked with the Remuneration Committee Chairman and its compensation consultants to develop compensation recommendations for executive officers (excluding the Chief Executive Officer) and other key executives, based upon individual experience and breadth of knowledge, internal considerations, individual performance during the fiscal year, and other factors deemed relevant by the Remuneration Committee. The recommendations are then submitted to the Remuneration Committee for review and consideration. The Remuneration Committee works directly with its compensation consultants to determine compensation actions for the Chief Executive Officer. In accordance with Nasdaq listing rules, our Chief Executive Officer is not present during voting or deliberations concerning his own compensation.

Say-on-Pay

At our annual general meeting of shareholders, we hold a non-binding advisory vote regarding the compensation of our named executive officers, which we refer to as say-on-pay. The Remuneration Committee has considered and will continue to consider the outcome of such say-on-pay votes, including the percentage of votes cast in favor and against the say-on-pay proposal, when making future compensation decisions for our named executive officers. The Remuneration Committee also relies on advice from its compensation consultants, its evaluation of Company performance against pre-defined corporate goals, its understanding of the challenges facing the Company, and its observations of executive officer performance to determine executive officer compensation.

At our 2022 Annual General Meeting of Shareholders, the non-binding advisory vote of shareholders supported the compensation of our named executive officers as reported in our 2022 proxy statement by 65.3% of the votes cast at the meeting. These votes for and against the say-on-pay proposal, together with available feedback from investors, have been and will continue to be considered by the Remuneration Committee in connection with the evaluation of executive compensation.

Following the Special General Meeting of Shareholders held on February 28, 2023, the Remuneration Committee was reconstituted and now includes shareholder representation (the “New Remuneration Committee”). This New Remuneration Committee, and the Board generally, are committed to ensuring that shareholder voices are heard and that shareholder sentiments are implemented, and is already working on increasing proactive shareholder outreach to make sure the Company’s executive compensation programs are aligned with creating and maximizing shareholder value. The Board and the New Remuneration Committee look forward to continued and improved dialogue with shareholders as the Company moves forward.

Competitive Market Benchmarking

The Remuneration Committee draws on a number of resources to assist in the evaluation of the various components of the Company’s executive compensation program. While the Remuneration Committee did not establish compensation levels based solely on benchmarking, pay practices at other companies are a factor that the Remuneration Committee considered in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace.

The peer companies referenced in determining compensation actions with respect to 2022 fiscal year compensation were selected by the prior Remuneration Committee with the support of Aon, which, beginning in 2011, has been retained to conduct comprehensive reviews of the Company’s executive compensation practices.

Our peer companies for 2022 compensation evaluation were selected prior to the start of 2022 in consultation with Aon on the basis of business segment and size metrics, including market capitalization, revenue, headcount and business model. Aon also qualitatively evaluated each company based on business focus and corporate strategy.

The Remuneration Committee considered the foregoing analysis in selecting the following 18 publicly-traded peer companies for use in evaluating compensation actions in the 2022 fiscal year:

ACADIA Pharmaceuticals*	Halozyme Therapeutics*	Pacira Biosciences*
Alkermes*	Incyte	PTC Therapeutics*
Amphastar Pharmaceuticals	Ionis Pharmaceuticals*	Sarepta Therapeutics
BioMarin Pharmaceutical	Ironwood Pharmaceuticals*	Supernus Pharmaceuticals*
Emergent BioSolutions*	Jazz Pharmaceuticals*	United Therapeutics*
Exelixis*	Neurocrine Biosciences*	Vanda Pharmaceuticals

*	Included in prior-year peer group.

In addition to the peer group above, the Remuneration Committee also reviewed competitive compensation data from the Aon Global Life Sciences Compensation Survey. For 2022 compensation decisions, the Aon survey group included publicly traded biopharmaceutical companies with between 300 and 3,000 employees, annual revenue between $300 million and $1.6 billion, and market capitalization of between $400 million and $6.5 billion. For benchmarking purposes, Aon then developed a final market composite data point based equally on proxy data and survey data. Aon then assessed the Company’s 2022 compensation against market pay elements such as base salary, target short-term incentives as a percentage of base salary, target total cash compensation, long-term incentives and target total direct compensation. Additionally, the Company’s incumbent officers were matched to benchmark positions according to each officer’s primary responsibilities.

The Remuneration Committee reviews the Company’s list of peer companies annually to reflect changes in market capitalization, developments at the Company relative to its peer companies, and other factors.

The New Remuneration Committee is reviewing the Company’s list of peer companies and the benchmarks used to determine proposed peers to identify an appropriate peer group for 2023 that aligns with the Company’s evolving business and infrastructure.

Implementation of Objectives

In fiscal year 2022, our executive compensation program consisted of the following forms of compensation, each of which is described below in greater detail:

•	Base Salary

•	Annual Incentive Bonus

•	Equity Compensation (subject to time and/or performance vesting)

•	Employee Benefit Programs

In general, the Remuneration Committee aimed to set executives’ total cash compensation (base salary plus target bonus) at levels near the 50th percentile for executives with similar roles in the Company’s peer group. Long-term incentive awards include stock options and restricted stock units and the value of such awards is generally targeted at the 50th percentile of our peer group. The Remuneration Committee believes that the 50th percentile for total compensation is the minimum total compensation level that will allow us to attract and retain highly skilled executives.

Base Salary

Overview of 2022 Compensation

Our Remuneration Committee aims to set executives’ base salaries, in the aggregate, at levels near the 50th percentile of salaries of executives with similar roles at the Company’s peer group. The Remuneration Committee believes it is important to provide adequate fixed compensation to our executive officers working in a highly volatile and competitive industry. The Remuneration Committee’s choice of this target percentile reflects consideration of our shareholders’ interests in paying what is necessary to attract and retain qualified executives and achieve our corporate goals, while conserving cash and equity as much as practicable. We believe that, given the industry in which we operate and our compensation philosophy and objectives, base salaries at the 50th percentile are generally sufficient to retain our current executives and to hire new executives when and as required. In determining appropriate base salary levels for a given executive officer for 2022, the Remuneration Committee also considered the following factors:

•	individual performance of the executive, as well as overall performance of the Company, during the prior year;

•	level of responsibility, including breadth, scope, and complexity of the position;

•	level of experience and expertise of the executive;

•	internal review of the executive’s compensation relative to other executives to ensure internal equity;

•	level of the executive’s compensation in the form of equity incentive awards; and

•	executive officer compensation levels at other similar companies to ensure competitiveness.

Salaries for executive officers are determined on an individual basis at the time of hire (or promotion) and are set to be competitive with peer companies in our industry. Adjustments to base salary are considered annually in light of each executive officer’s individual performance, the Company’s performance, and compensation levels at peer companies in our industry, as well as changes in job responsibilities or promotion. The Chief Executive Officer assisted the Remuneration Committee in its annual review of the base salaries of other executive officers based on the foregoing criteria.

Changes in Base Salaries for 2022

In February 2022, the Remuneration Committee approved salary increases, effective February 1, 2022, for the named executive officers as set forth below, reflecting a 3.5% increase for each of the individuals. In determining these increases, in addition to the considerations listed above, the Remuneration Committee took into consideration the median projected salary increases in the biopharmaceutical industry and how each individual’s salary compared to the market 50th percentile.

Individual	2021 Base Salary	2022 Base Salary
Steven B. Ketchum, Ph.D.	$600,000	$621,000
Aaron D. Berg	$550,000	$569,300
Michael W. Kalb	$475,200	$491,832
Jason M. Marks	$475,000	$491,600	*

*

Mr. Marks’ salary was increased to $565,000 in April 2022 in connection with his promotion from Senior Vice President and Chief Legal Officer to Executive Vice President, Chief Legal and Compliance Officer.

In February 2022, Mr. Mikhail’s base salary was increased from $750,000 to $787,500, representing an increase of approximately 5%, to maintain Mr. Mikhail’s base salary at approximately the 25th percentile for Chief Executive Officers within our peer group. Mr. Reilly’s initial base salary was set at $525,000 in connection with his hire in June 2022.

Cash Incentive Awards

The Company also provides executive officers with the opportunity to earn annual performance-based cash bonuses, which are specifically designed to reward executives for overall corporate performance as well as, for executives other than the Chief Executive Officer, individual performance in a given year.

The Board has adopted a Management Incentive Compensation Plan (“MICP”), under which the Remuneration Committee each year determines and approves corporate and individual performance goals and achievement of these goals for purposes of determining annual performance-based cash bonuses. The MICP is intended to provide structure and predictability regarding the determination of performance-based cash bonuses. Specifically, the MICP is intended to:

i.	increase management focus on goals that are challenging but achievable and intended to create value for shareholders;

ii.	encourage management to work as a team to achieve the Company’s goals;

iii.	encourage individuals to realize goals that are meaningful to the Company;

iv.	provide incentives for management to strive for achievement above and beyond the Company goals; and

v.	help attract and retain high quality senior management personnel.

The MICP provides that the bonus potential for our executive officers will be established on an annual basis by the Remuneration Committee. Under the MICP, the actual amount of the bonus paid is calculated on a formulaic basis based upon achievement of pre-determined performance goals. In order to be eligible to receive a bonus, the Company must have achieved at least a specified percentage of the corporate and individual goals for that year. The corporate goals and the relative weighting of the corporate and individual performance goals, as well as the relative weighting for each individual of individual performance goals, are established by the Remuneration Committee on an annual basis, shortly after our Board approves our annual operating plan (referred to herein as the Company’s “2022 operating plan” or the “Company’s plan”). The Remuneration Committee has determined it appropriate to have our Chief Executive Officer’s goals match our corporate goals and for no portion of his annual incentive bonus to be determined based on individual performance goals. For all other executive officers, individual goals are determined on an annual basis by the Remuneration Committee based on their areas of functional responsibility.

Under the MICP, the Remuneration Committee reserves the right to make subjective assessments of executive performance and to separately reward performance beyond established individual or corporate goals and targets, and to award a smaller or larger bonus than provided for in the MICP, or to award no bonus.

For fiscal year 2022, the target bonus potential for our management employees as a percentage of base salary ranged from 75% for our President and Chief Executive Officer, 50% for our Executive Vice Presidents, 40-50% for our Senior Vice Presidents, 30-35% for our Vice Presidents, and 15-25% for our Directors and Managers.

Fiscal Year 2022 Annual Bonus Incentive

During the fourth quarter of 2022 and January 2023, the Remuneration Committee assessed the Company’s performance against corporate performance goals established for 2022 and, for executive officers other than our President and Chief Executive Officer, the executive’s overall performance against individual performance goals established for 2022. The Prior Board approved the pre-defined 2022 corporate goals in February 2022.

Set forth below are the corporate goals that were approved by the Remuneration Committee for the 2022 fiscal year, as well as the relative weighting of these goals and the Remuneration Committee’s determination of achievement for each goal.

2022 Corporate Goals*

U.S. Commercial Operations (20%). These goals established target performance for the Company regarding the commercialization of VASCEPA in the United States. The specific goals and the determined achievement for each were as follows:

•

Exceed certain profit targets profit from U.S. commercial activities (gross profit minus U.S. sales and marketing costs) (65%). This goal was determined to be 100% achieved, resulting in a weighed score of 13%.

•

Successful implementation of the new Go-To-Market strategy according to the operating plan, including growth targets for exclusive management care coverage for VASCEPA and prescriber base (35%). This goal was determined to be 100% achieved, resulting in a weighed score of 7%.

*

Certain of the metrics under the MICP tied to the 2022 operating plan above and throughout this Proxy Statement include highly sensitive data, including international expansion projections, inventory purchase requirements, cash outflows, and support for supplier capacity expansion. We do not disclose the specific target levels for these metrics, including as they inform certain individual performance goals, because we believe that such disclosure would result in competitive harm to our Company. We purposely set these target levels at aggressive levels. Revealing these metrics, including the reasoning for setting targets at specific levels, could potentially reveal insights about our commercialization plans and research and other objectives that our competitors could use against us in the marketplace for similar pharmaceutical products. We believe each of these target levels was designed to be challenging but attainable under assumed conditions if we had what we considered to be a successful year. Determinations of achievement were made by the Prior Board and the prior Remuneration Committee.

European Commercialization (30%). These goals establish target performance for the Company regarding the commercialization of VAZKEPA in the European Union (“EU”) and the United Kingdom. The specific goals were as follows:

•	Secure market access with pricing consistent with operating plan (50%). This goal was determined to be 100% achieved, resulting in a weighed score of 15%.

•	Launch VAZKEPA commercially in up to six countries in 2022 (25%). This goal was determined to be 100% achieved, resulting in a weighed score of 8%.

•	Maximize revenue growth in Europe and deliver annual revenues consistent with the operating plan (25%). This goal was determined to be 50% achieved, resulting in a weighed score of 4%.

International Expansion (15%). These goals establish target performance for the Company regarding the commercialization of VAZKEPA in the rest of the world. The specific goals were as follows:

•

Achieve regulatory approvals in at least six additional countries, including: Australia, New Zealand, and select Asia-Pacific markets (35%). This goal was determined to be 100% achieved, resulting in a weighed score of 5%.

•	Enter into a partnership in certain additional international markets (35%). This goal was determined to be 100% achieved, resulting in a weighed score of 5%.

•

Achieve regulatory approval in China before year-end while taking necessary steps to prepare for commercial launch of VASCEPA (30%). This goal was determined to not have been achieved, resulting in a weighed score of 0%.

R&D/Business Development (20%). These goals establish target performance for the Company regarding research and development, as well as business development activities. The specific goals were as follows:

•

Enter into a definitive partnership agreement and initiate development of a fixed-dose product in accordance with the operating plan (50%). This goal was determined to be 100% achieved, resulting in a weighed score of 10%.

•

Secure a commercialization partnership/license or acquisition and advance such opportunity with business plan supported by Board before year-end (50%). This goal was determined to be 100% achieved, resulting in a weighed score of 10%.

Financial (15%). This goal established target performance for the Company regarding the operational finance performance. The specific goal was as follows:

•

Ensure gross cash outflow from operating activities is not greater than the 2022 operating plan target of $1.6 million (50%). This goal was determined to be 100% achieved, resulting in a weighed score of 8%.

•

Achievement of favorable year-end report to the Board on adherence to and compliance with corporate compliance program, and no lost claim due to untruthful or misleading statements to healthcare professionals (20%). This goal was determined to be 100% achieved, resulting in a weighed score of 3%.

•

Enhance infrastructure further to support business through successful implementation of systems upgrades and improvements (15%). This goal was determined to be 100% achieved, resulting in a weighed score of 2%.

•

Attract and retain key talent to Amarin, while establishing a performance driven culture to ensure we can deliver on our future growth plans (15%). This goal was determined to be 100% achieved, resulting in a weighed score of 2%.

In total, the prior Remuneration Committee determined that these pre-defined corporate goals were achieved at approximately the 91% level.

The prior Remuneration Committee also acknowledged additional and unplanned work in 2022, including:

•	Evolving the Company’s supply chain strategy;

•	Countering headwinds in public sentiment about the science behind mineral oil and the validity of Amarin’s choice of placebo; and

•	Navigating unplanned macroeconomic difficulties, which slowed Amarin progress in Europe.

The prior Remuneration Committee also recognized exceptional achievement in certain areas outside of the Company’s predefined 2022 corporate goals, including:

•	Stabilizing the U.S. business decline despite additional generics and a reduced sales force;

•	Delivering on pricing and reimbursements in certain geographies despite unexpected challenges;

•	Implementing the Company’s restructuring plan, resulting in approximately $100 million in savings; and

•	Effectively addressing supply and inventory positions and the Company’s cash burn.

In light of the above, the prior Remuneration Committee determined that the overall Company achievement for the MICP was achieved at the 100% level.

In addition, in February 2022, the prior Remuneration Committee had set certain “stretch” goals for which certain members of the executive team could each earn an additional $50,000 if the Company’s cash burn was lowered from $230 million to $200 million in 2022, which was achieved, resulting in an additional $50,000 being paid to each of the named executive officers, other than Mr. Kalb and Mr. Marks.

Individual Performance-Based Cash Bonus Awards

Karim Mikhail, President and Chief Executive Officer (principal executive officer)

As noted above, Mr. Mikhail’s individual performance goals are tied 100% to the achievement of the 2022 corporate goals.

Thomas C. Reilly, Senior Vice President and Chief Financial Officer, Secretary (principal financial officer and principal accounting officer)

For Mr. Reilly, individual performance goals for fiscal year 2022 were focused on the areas outlined below:

•

Achieve year end cash target with tight overall finance management to strengthen operational financial position, including to end 2022 with a target level of cash and ensuring operational cost reductions are executed upon (30%)`

•	Achievements related to financial system automation (23%)

•	Support business development process with focus on financial valuation and optimal financing arrangements (23%)

•

Advance the Global Finance organization, including investor interactions, supporting the organization with financial analytics and budgeting, timely financial closes and with a high focus on automation. Deliver a robust 2023 Financial Operating Plan; attract talent and create development opportunities for internal talent (15%)

•	Lead internal control assessment and external financial reporting, including to ensure SOX 404 & 302 controls are met, external financial reporting is done on time and in a compliant manner (10%)

In reviewing the above-described individual performance goals, the Remuneration Committee concluded that Mr. Reilly had achieved 120% of his individual goals.

Steven B. Ketchum, Ph.D., President of Research and Development, Executive Vice President and Chief Scientific Officer

For Dr. Ketchum, individual performance goals for fiscal year 2022 were focused on the areas outlined below:

•	Advance fixed-dose-combination development, including leading the R&D team on reaching internal alignment on development plan and timeline (35%)

•	Support European Union commercialization and expansion of VAZKEPA, including leading the R&D team to support product launch in various European Union countries (20%)

•	Support ROW expansion of VASCEPA/VAZKEPA, including global product registration, support for existing ex-U.S. partnerships and future potential partnering activities (30%)

•	Support life cycle management and portfolio diversification with focus on evaluation of in-licensing opportunities in support of portfolio diversification strategy (10%)

•

Lead business infrastructure initiatives, with a focus on cash outflow from operations, attraction and retention of key talent, compliance with corporate compliance program, and implementation of business systems (5%)

In reviewing the above-described individual performance goals, the Remuneration Committee concluded that Dr. Ketchum had achieved 100% of his individual goals.

Aaron D. Berg, Executive Vice President and President, U.S.

For Mr. Berg, individual performance goals for fiscal year 2022 were focused on the areas outlined below:

•	Advance financial performance, including profitability of U.S. commercial activities (50%)

•	Stabilize U.S. Vascepa through the evolution of strategic priorities for the second half of 2022 (35%)

•	Diversify U.S. product portfolio (10%)

•	Support company culture by leading the U.S. organization (5%)

In reviewing the above-described individual performance goals, the Remuneration Committee concluded that Mr. Berg had achieved 100% of his individual goals.

Michael W. Kalb, Former Senior Vice President and Chief Financial Officer, Assistant Secretary (principal financial officer and principal accounting officer)

Pursuant to his Transition Agreement, Mr. Kalb was contractually entitled to a pro-rated annual bonus (based on his seven months of employment during 2022) based on the accomplishment of the Company’s 2022 corporate goals and the Prior Board’s assessment of the appropriate amount based on his contribution during the first seven months of 2022. Based on such assessment the Prior Board determined to pay him his target bonus, prorated for seven months.

Jason M. Marks, Former Executive Vice President and Chief Legal and Compliance Officer and Secretary

Pursuant to his Transition Agreement, Mr. Marks was contractually entitled to an annual bonus of $313,000.

Based on the 100% achievement of the Company’s 2022 corporate goals and individual performance, the prior Remuneration Committee approved the following annual bonus amount for the named executive officers:

Name	Bonus Target as % of Base Salary	% Based on Company 2022 Corporate Goals	% Based on 2022 Individual Goals	% of Company 2022 Corporate Goals Achieved	% of Individual 2022 Goals Achieved	% of Target Payable	Annual Cash Bonus Amount
Karim Mikhail	75%	100%	0%	100%	N/A	100%	$614,200
Thomas C. Reilly	50%	75%	25%	100%	120%	105%	$276,000
Steven B. Ketchum, Ph.D.	50%	75%	25%	100%	100%	100%	$311,000
Aaron D.. Berg	50%	75%	25%	100%	100%	100%	$285,000
Michael W. Kalb	50%	75%	25%	100%	N/A	100%*	$143,451	*
Jason M. Marks	50%	75%	25%	100%	N/A	106%	$313,000	**

*	Prorated for seven months pursuant to Mr. Kalb’s Transition Agreement.
**	Guaranteed bonus paid pursuant to Mr. Marks’ Transition Agreement.

The above table does not include the stretch bonus amounts of $50,000 that were approved for each named executive officer, other than Michael Kalb and Jason Marks.

Special Incentive Bonus Programs

From time to time, the Remuneration Committee establishes special bonus programs to incentivize individual performance toward goals that are judged by the Remuneration Committee as important for corporate progress, very difficult to achieve, and of significant shareholder value if achieved or to reward exceptional achievement.

Equity Compensation

Overview

Stock Options and Restricted Stock Units. As an important component of our compensation program, executive officers are eligible to receive equity compensation, which has historically been in the form of stock options, restricted stock units and performance-based restricted stock units. The Remuneration Committee grants stock options and restricted stock units (both time-based and performance-based) to executive officers to aid in their retention, to motivate them to assist with the achievement of both near-term and long-term corporate objectives and to align their interests with those of our shareholders by creating a return tied to the performance of our share price. In determining the form, date of issuance and value of a grant, the Remuneration Committee considers the contributions and responsibilities of each executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions, individual achievement of designated performance goals, and the Company’s overall performance relative to corporate objectives.

We believe that equity awards, through stock options and restricted stock units, align the objectives of management with those of our shareholders with respect to long-term performance and success. We believe that such equity awards encourage executive officers to remain with the Company and also focus on our long-term performance as well as the achievement of specific performance goals. The New Directors and the New Remuneration Committee, together with management, are reviewing the Company’s approach to equity awards to ensure that the balance of stock options and restricted stock units, including as compared to cash components of compensation, aligns with the retention and performance goals of the compensation program.

Equity Award Grant Policy. We have an equity award grant policy that formalizes our process for granting equity-based awards to officers and employees. Under our equity award grant policy, all grants to executive officers must be approved by our Board or Remuneration Committee and all grants to other employees must be granted within guidelines approved by our Board or Remuneration Committee. All stock options have an exercise price equal to the fair market value of our ordinary shares, calculated based on our closing market price on the applicable grant date. Under our equity award grant policy, equity awards will generally be granted as follows:

•

grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will generally be made at meetings of the Remuneration Committee, and effective on the first trading day of the month following the later of (1) the hire date or the promotion date or (2) the date on which such grant is approved; and

•

grants made to existing employees other than in connection with a promotion will be made, if at all, on an annual basis and generally shall be made effective on the first trading day of the month following the date on which such grant is approved.

The New Directors and New Remuneration Committee are currently reviewing the Company’s Equity Award Grant Policy.

Equity Grants Awarded in Fiscal Year 2022

In considering annual equity awards for our executive officers in 2022, the prior Remuneration Committee aimed to grant equity that generally targets the 50th percentile of the Company’s 2022 peer group, with some performance-based awards targeted at the 75th percentile of the Company’s 2022 peer group. Equity awards in 2022 were comprised of a mix of time-based stock options (vesting over a four-year period), time-based restricted stock unit awards (vesting over a three-year period), and performance-based restricted stock unit awards (with vesting tied to the achievement of pre-defined performance milestones; including the achievement of pre-defined revenue milestones). Equity awards made in 2022 were granted with a view towards both retaining and incentivizing our executives in future periods.

The grant date fair values of the equity awards granted to executive officers for the 2022 fiscal year are reflected in the Summary Compensation Table below and the number of shares subject to equity awards granted in 2022 is reflected in the Grants of Plan-Based Awards table below.

With respect to the Black-Scholes option-pricing model required under FASB ASC Topic 718 and discussed further below, historical variable assumptions and other variables can cause model prices to be more or less than the actual value of an option when exercised or in an ultimate exit. Actual option value is instead based on the performance of our ordinary shares, which can vary significantly from these historical variable assumption-based valuation estimates. Because the actual value is based on share performance, the Remuneration Committee believes that the equity awards create added and important alignment of management with our other shareholders regarding our long-term growth.

Employee Benefit Programs

Executive officers are eligible to participate in all of our employee benefit plans, including medical, dental, group life, disability, and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare, and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits. Our executive officers participate in the same employee benefit plans as other employees of the Company on the same terms as such employees.

Our retirement savings plan (“401(k) Plan”) is a tax-qualified retirement savings plan, pursuant to which all employees, including the named executive officers, are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the IRS, which contributed amounts are eligible for a discretionary percentage match, in cash, as defined in the 401(k) Plan and determined by the Board. We recognized $1.7 million of compensation expense related to the 401(k) Plan for the year ended December 31, 2022.

Our New Directors and the New Remuneration Committee, together with management, are reviewing employee feedback to ensure that the Company’s employees are satisfied with the benefits package.

Tax and Accounting Considerations

In making compensation decisions affecting our executive officers, the Remuneration Committee considers our ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the Remuneration Committee considers the requirements and impact of Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”). Under Section 162(m) of the Code compensation paid to each of the company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible for tax purposes unless the compensation qualifies for certain grandfathered exceptions for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.

Although the Remuneration Committee considers tax implications as one factor in determining executive compensation, the Remuneration Committee also looks at other factors in making its decisions and believes that stockholder interests are best served if the Committee retains maximum flexibility to design executive compensation programs that meet stated business objectives.

Stock Ownership Guidelines

The Board believes it is important to align the interests of our executive officers with those of its shareholders. To this end, in March 2013, the Board established Stock Ownership Guidelines for its executive officers. The guidelines require that each executive officer maintain an equity interest in the Company with a value at least equal to a multiple of the executive officer’s base salary, as follows:

Position	Target
Chief Executive Officer	3x annual base salary
Other Executive Officers	1x annual base salary

Equity interests that count toward the satisfaction of the ownership guidelines include the value of ordinary shares owned (including shares purchased on the open market or acquired upon the exercise of stock options). The calculation of an individual’s equity interest, however, does not include the value of stock options (whether or not vested), unvested restricted stock, and unvested restricted stock units. Executive officers have five years from commencement of their appointment as an executive officer to attain these ownership levels. If an executive officer does not meet the applicable guideline by the end of the five-year period, the officer is required to hold a minimum of 50% to 100% of the shares resulting from any future equity awards until the applicable guideline is met, net of shares sold or withheld to exercise stock options and pay withholding taxes. The Remuneration Committee, however, may make exceptions for any officer on whom this requirement could impose a financial hardship.

As of the date of this Proxy Statement, all of the Company’s named executive officers have satisfied these ownership guidelines, or have time to do so.

Additionally, we have instituted Stock Ownership Guidelines for our non-employee directors. For information regarding these guidelines, see the section entitled “Director Compensation—Non-Employee Director Compensation.”

Clawback

As of the date of this Proxy Statement, we do not have a formal compensation recovery policy, often referred to as a “clawback” policy, which would typically provide that the officers or directors subject to the policy must reimburse the Company for any bonus or other incentive-based or equity-based compensation improperly received. The Company has not had an accounting restatement. Furthermore, the majority of the Company’s cash incentive awards have over the years been for matters pertaining to third-party regulatory approvals and other milestone achievements that are objective in nature or otherwise able to be evaluated by the Remuneration Committee without risk of accounting restatement. In light of the SEC’s adoption of final clawback rules in October 2022, we intend to adopt a clawback policy that complies with applicable Nasdaq Rules when such rules become effective.

REMUNERATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Remuneration Committee of the Board of Directors has reviewed and discussed the Executive Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this Proxy Statement for the fiscal year ended December 31, 2022.

Submitted by the Remuneration Committee of the Board of Directors

Diane Sullivan (Chairwoman effective March 2023)

Patrice Bonfiglio (member effective March 2023)

Paul Cohen (member effective March 2023)

Keith L. Horn (member effective March 2023)

2022 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the fiscal years indicated.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(5)	Stock Awards ($)(6)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)(8)	All Other Compensation ($)(9)	Total ($)
Karim Mikhail	2022	799,637	—	4,446,672	2,273,228	660,101	213,913	8,393,551
Former President and Chief Executive Officer(1)	2021	672,747	50,000	3,099,291	1,546,456	430,000	36,059	5,834,553

Thomas C. Reilly	2022	280,367	—	288,000	116,325	326,000	4,803	1,015,495
Chief Financial Officer and Secretary(2)

Steven B. Ketchum, Ph.D.	2022	618,375	—	645,258	378,345	361,000	11,812	2,014,790
Chief Scientific Officer	2021	562,608	—	1,462,784	1,084,166	258,000	7,012	3,374,570
	2020	535,975		2,396,186	1,283,786	225,250	6,912	4,438,109

Aaron D. Berg	2022	566,891	—	645,258	378,345	335,000	11,812	1,937,306
Senior Vice President and Chief Commercial Officer	2021	505,100	—	1,462,781	1,084,166	233,406	7,012	3,292,468
	2020	458,275	—	2,396,186	1,283,786	190,900	6,912	4,336,059

Michael W. Kalb	2022	286,715	—	645,258	378,345	143,451	530,882	1,984,651
Senior Vice President and Chief Financial Officer, Assistant Secretary(3)	2021	473,933	—	1,765,147	765,949	204,930	7,012	3,216,971
	2020	458,275		2,396,186	1,283,786	191,475	6,912	4,336,634

Jason M. Marks	2022	541,519	313,000	789,042	378,345	—	576,206	2,598,112
Executive Vice President, Chief Legal and Compliance Officer & Corporate Secretary(4)	2021	173,766	207,219	1,086,000	423,522	—	1,811	1,892,318

(1)

Mr. Mikhail was promoted to, and began serving as, our President and Chief Executive Officer in August 2021, and did not serve as our executive officer during fiscal year 2020. Accordingly, his compensation with respect to fiscal year 2020 is not included. Mr. Mikhail is paid in CHF which has been translated at the average 2022 exchange rate of 1.07. In addition to serving as our President and Chief Executive Officer, Mr. Mikhail served as a member of our Board, but received no additional compensation for his service in such role. Mr. Mikhail separated from the Company in March 2023.

(2)	Mr. Reilly joined the Company on June 20, 2022 as the Company’s Chief Financial Officer.
(3)	Mr. Kalb’s resigned as Chief Financial Officer effective June 20, 2022 and he provided transition services through July 2022.
(4)	Mr. Marks resigned as an officer of the Company effective December 6, 2023 and he provided transition services through February 2023.
(5)	The amount reported in this column for 2022 for Mr. Marks represents his guaranteed annual bonus, payable to him pursuant to the terms of his Transition Agreement.
(6)

This column reflects the aggregate grant date fair value of time- and performance-based vesting restricted stock unit awards granted in each year calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures related to service-based vesting. For performance- based restricted stock units, the value reported reflects the value of the award at the grant date based upon the probable outcome of the performance conditions. For the performance-based restricted stock units granted in 2022, the grant date fair value of each such award included in the table assuming the probable outcome of the performance conditions (which is assumed to be the maximum level of achievement) is $2,166,126 for Mr. Mikhail, $144,000 for Mr. Reilly (which was part of his new hire package), $265,716 for each of Dr. Ketchum, Mr. Berg, Mr. Kalb and Mr. Marks. Assumptions used in the calculations for these amounts are set forth in Note 9 to our consolidated financial statements included in the Original Form 10-K Filing.
(7)

This column reflects the aggregate grant date fair value of time-based stock option awards granted in each year and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures related to service-based vesting. Assumptions used in the calculations for these amounts are set forth in Note 9 to our consolidated financial statements included in the Original Form 10-K Filing.

(8)

This column reflects payments made under the MICP, including stretch bonus amounts, and special incentive bonus programs in respect of the year earned. See the discussion regarding annual and special incentive compensation in “Executive Compensation Discussion and Analysis” for further information regarding the performance measures.

(9)

The amounts included in this column represent Company-paid match of 401(k)/pension contributions and life insurance premiums. For Mr. Mikhail in 2022, this amount also includes $18,345 for his car allowance and $122,299 for his housing allowance. For Mr. Kalb and Mr. Marks in 2022, these amounts also include $491,832 and $565,000 in severance payments, respectively, payable pursuant to the terms of their Transition Agreements and the Company’s Executive Severance and Change of Control Plan. For each of Mr. Reilly, Dr. Ketchum, Mr. Berg, Mr. Kalb and Mr. Marks in 2022 this amount also includes $4,500 in car allowance.

Narrative to the 2022 Summary Compensation Table

The amounts reported in the Summary Compensation Table, including base salary, stock awards, option awards, and payments made under the MICP, are described more fully above under “Executive Compensation Discussion and Analysis.”

Grants of Plan-Based Awards Tables for the First Year Ended December 31, 2022

The following table sets forth certain information regarding grants of plan-based option awards to the named executive officers during fiscal year 2022:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)
Karim Mikhail*	2/4/2022	791,300	3.66	2,273,228
Thomas C. Reilly	7/1/2022	100,000	1.44	116,325
Steven B. Ketchum, Ph.D.	2/4/2022	131,700	3.66	378,345
Aaron D. Berg	2/4/2022	131,700	3.66	378,345
Michael W. Kalb*	2/4/2022	131,700	3.66	378,345
Jason M. Marks*	2/4/2022	131,700	3.66	378,345

(1)

This column reflects the aggregate grant date fair value of option awards granted in 2022, and is calculated in accordance with FASB ASC 718, using the Black-Scholes option-pricing model, excluding the effect of estimated forfeitures related to service-based vesting. Assumptions used in the calculations for these amounts are set forth in Note 9 to our consolidated financial statements included in the Original Form 10-K Filing.

(2)	These options vest over four years, with 25% vesting on the first anniversary of the grant date and the balance vesting ratably over the subsequent 12 calendar quarters.

***

The following table sets forth certain information regarding grants of plan-based restricted stock unit awards subject to time-based vesting to the named executive officers during fiscal year 2022:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		Grant Date Fair Value of Stock Awards ($)(1)
Karim Mikhail*	2/4/2022	623,100		2,280,546
Thomas C. Reilly	7/12022	100,000	(3)	144,000
Steven B. Ketchum, Ph.D.	2/4/2022	103,700		379,542
Aaron D. Berg	2/4/2022	103,700		379,542
Michael W. Kalb*	2/4/2022	103,700		379,542
Jason M. Marks*	2/4/2022	103,700		379,542
	5/2/2022	150,000	(4)	409,500

(1)

This column reflects the aggregate grant date fair value of time-based restricted stock unit awards granted in 2022, calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 9 to our consolidated financial statements included in the Original Form 10-K Filing.

(2)	Unless otherwise noted, these restricted stock unit awards vest in three equal annual installments on each of January 31, 2023, January 31, 2024 and January 31, 2025.
(3)	This restricted stock unit award vests in three equal annual installments on each of June 20, 2023, June 20, 2024 and June 20, 2025.
(4)	This restricted stock unit award would have vested in three equal annual installments on each of May 2, 2023, May 2, 2024 and May 2, 2025.

The following table sets forth certain information regarding grants of plan-based restricted stock unit awards subject to performance-based vesting to the named executive officers during fiscal year 2022:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards: Target (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Karim Mikhail	2/4/2022 3/14/2022	436,100 200,000	1,596,126 570,000
Thomas C. Reilly	7/1/2022	100,000	144,000
Steven B. Ketchum, Ph.D.	2/4/2022	72,600	265,716
Aaron D. Berg	2/4/2022	72,600	265,716
Michael W. Kalb	2/4/2022	72,600	265,716
Jason M. Marks	2/4/2022	72,600	265,716

(1)

There is no threshold for these awards and the target equates to the maximum. These restricted stock unit awards vest and are earned only if pre-defined sales and operational milestones are achieved by December 31, 2024. To date, the pre-defined sales and operational milestones have not been achieved and, as a result, none of the restricted stock units have vested.

(2)

This column reflects the aggregate grant date fair value, calculated in accordance with FASB ASC 718 assuming the probable outcome of the performance condition on the grant date, which was assumed to be maximum achievement of such condition.

***

The following table sets forth certain information regarding grants of non-equity incentive plan-based awards to the named executive officers during fiscal year 2022:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)
		Target(1)	Maximum(1)
Karim Mikhail	—	591,000	641,000
Thomas C. Reilly	—	276,000	326,000
Steven B. Ketchum, Ph.D.	—	311,000	361,000
Aaron D. Berg	—	285,000	335,000
Michael W. Kalb	—	245,916	295,916
Jason M. Marks	—	283,000	333,000

(1)

The amounts in the “Target” and “Maximum” columns reflect the potential payouts under the 2022 MICP. The amounts in the “Maximum” column represent the amounts that could be earned if all corporate performance, individual performance and pre-defined stretch goals under the 2022 MICP were achieved. Actual bonuses awarded to the individuals were based on achievement of objectives, are discussed in the “Executive Compensation Discussion and Analysis” section.

Option Exercises and Stock Vested During 2022

The following table sets forth the number of shares acquired by the named executive officers upon the exercise of stock options and vesting of restricted stock units in fiscal year 2022 as well as the value realized upon exercise or vesting. The value realized represents the aggregate difference between the fair market value of shares on the dates of exercise or vesting and the exercise prices, if any, multiplied by the number of shares acquired upon exercise or vesting, prior to payment of any applicable withholding taxes.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Karim Mikhail	—	—	116,434	303,729
Thomas C. Reilly	—	—	—	—
Steven B. Ketchum, Ph.D.	—	—	100,717	185,756
Aaron D. Berg	—	—	100,717	185,756
Michael W. Kalb	—	—	159,167	269,226
Jason M. Marks	—	—	33,334	53,334

Outstanding Equity Awards at Fiscal Year-End 2022

The following table shows information regarding outstanding stock option awards at December 31, 2022 for our named executive officers:

Name	Option Grant Date	Number of Securities Underlying Unexercised Options			Option Exercise Price ($/Sh)	Option Expiration Date
		Exercisable (#)	Unexercisable (#)
Karim Mikhail	7/1/2020	—	43,750	(1)	7.03	7/1/2030
	1/4/2021	23,000	23,000	(2)	5.03	1/4/2031
	4/12/2021	108,826	181,374	(3)	4.97	4/12/2031
	2/4/2022	—	791,300	(4)	3.66	2/4/2032
Thomas C. Reilly	7/1/2022	—	100,000	(8)	1.44	7/1/2032
Steven B. Ketchum, Ph.D.	2/1/2018	31,687	—		3.80	2/1/2028
	2/1/2019	50,157	3,343	(5)	16.87	2/1/2029
	2/3/2020	66,344	30,156	(6)	18.39	2/3/2030
	1/4/2021	96,750	96,750	(2)	5.03	1/4/2031
	8/2/2021	30,235	66,515	(4)	4.22	8/2/2031
	2/4/2022	—	131,700	(4)	3.66	2/4/2032
Aaron D. Berg	2/2/2015	3,906	—		1.02	2/2/2025
	7/6/2015	49,998	—		2.50	7/6/2025
	2/1/2016	36,458	—		1.40	2/1/2026
	2/1/2017	69,270	—		2.95	2/1/2027
	5/1/2018	87,750	—		2.80	5/1/2028
	2/1/2019	50,157	3,343	(5)	16.87	2/1/2029
	2/3/2020	66,344	30,156	(6)	18.39	2/3/2030
	1/4/2021	96,750	96,750	(2)	5.03	1/4/2031
	8/2/2021	30,235	66,515	(4)	4.22	8/2/2031
	2/4/2022	—	131,700	(4)	3.66	2/4/2032
Michael W. Kalb	7/1/2016	55,000	—		2.19	7/1/2026
	2/1/2017	39,000	—		2.95	2/1/2027
	2/1/2018	86,000	—		3.80	2/1/2028
	2/1/2019	50,157	—		16.87	2/1/2029
	2/3/2020	72,375	—		18.39	2/3/2030
	1/4/2021	96,750	96,750	(2)	5.03	1/4/2031
Jason M. Marks	9/1/2021	31,250	68,750	(7)	5.43	9/1/2031
	2/4/2022	—	131,700	(4)	3.66	2/4/2032

(1)	Twenty-five percent (25%) of the shares underlying this stock option vested on July 1, 2021, and the remaining 75% of the shares underlying this option vest ratably over the next 12 quarters.
(2)	Twenty-five percent (25%) of the shares underlying this stock option vested on January 4, 2022, and the remaining 75% of the shares underlying this option vest ratably over the next 12 quarters.
(3)	Twenty-five percent (25%) of the shares underlying this stock option vested on April 12, 2022, and the remaining 75% of the shares underlying this option vest ratably over the next 12 quarters.
(4)

Twenty-five percent (25%) of the shares underlying this stock option vest on the first anniversary of the grant date, and the remaining 75% of the shares underlying this option vest ratably over the next 12 quarters.

(5)	The shares underlying these stock options vest quarterly over 16 quarters beginning May 15, 2019.
(6)	The shares underlying these stock options vest quarterly over 16 quarters beginning April 30, 2020.
(7)	Twenty-five percent (25%) of the shares underlying this stock option vest on August 19, 2022, and the remaining 75% of the shares underlying this option vest ratably over the next 12 quarters.
(8)	Twenty-five percent (25%) of the shares underlying this stock option vest on June 20, 2023, and the remaining 75% of the shares underlying this option vest ratably over the next 12 quarters.

The following table shows information regarding outstanding restricted stock unit awards at December 31, 2022, for our named executive officers:

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Karim Mikhail		33,333	(2)	40,333	—		—
		11,367	(3)	13,754	—		—
		95,533	(4)	115,595	—		—
	2/4/2022	623,100	(11)	753,951	—		—
		—		—	100,000	(5)	121,000
	1/4/2021	—		—	100,000	(9)	121,000
		—		—	200,000	(5)	242,000
	2/4/2022	—		—	436,100	(5)	527,681
	3/14/2022	—		—	200,000		242,000
Thomas C. Reilly	7/1/2022	100,000	(12)	121,000
	7/1/2022				100,000	(5)	121,000
Steven B. Ketchum, Ph.D.		16,333	(7)	19,763	—		—
		47,766	(3)	57,797	—		—
		47,766	(8)	57,797	—		—
	2/4/2022	103,700	(11)	125,477	—		—
		—		—	50,000	(5)	60,500
	1/4/2021	—		—	87,400	(9)	105,754
		—		—	87,400	(5)	105,754
	2/4/2022	—		—	72,600	(5)	87,846
Aaron D. Berg		47,766	(3)	57,797	—		—
		47,766	(8)	57,797	—		—
	2/4/2022	103,700	(11)	125,477	—		—
		—		—	50,000	(5)	60,500
	1/4/2021	—		—	87,400	(9)	105,754
		—		—	87,400	(5)	105,754
	2/4/2022	—		—	72,600	(5)	87,846
Michael W. Kalb		47,766	(3)	57,797	—		—
		47,766	(8)	57,797	—		—
	2/4/2022	103,700	(11)	125,477	—		—
		—		—	50,000	(5)	60,500
	1/4/2021	—		—	87,400	(9)	105,754
		—		—	87,400	(5)	105,754
	2/4/2022	—		—	72,600	(5)	87,846
Jason M. Marks		66,666	(10)	80,666	—		—
	2/4/2022	103,700	(11)	125,477	—		—
	5/2/2022	150,000		181,500	—		—
	9/1/2021	—		—	100,000	(9)	121,000
	2/4/2022	—		—	72,600	(5)	87,846

(1)

The market value of the restricted stock unit awards represents the product of the closing price of our stock as of December 30, 2022, the last trading day of the year, which was $1.21, and the number of shares underlying each such award and, with respect to performance-based awards, assumes satisfaction of the applicable performance criteria.

(2)	This restricted stock unit award vests in equal annual installments over three years, commencing July 1, 2021. Amount unvested at December 31, 2022 represents the third and final tranche.
(3)	These restricted stock unit awards vest in equal annual installments over three years, commencing December 31, 2021. Amount unvested at December 31, 2022 represents the third and final tranche.
(4)	This restricted stock unit award vests in equal annual installments over three years, commencing April 12, 2022. Amount unvested at December 31, 2022 represents the remaining two vesting tranches.
(5)	These restricted stock unit awards vest upon achievement of certain sales and operational performance goals. As of December 31, 2022, the specified performance criteria had not been achieved.
(6)	This restricted stock unit award vests in equal annual installments over three years, commencing January 31, 2020. Amount unvested at December 31, 2021 represents the third and final tranche.
(7)	This restricted stock unit award vests in equal annual installments over three years, commencing February 28, 2021. Amount unvested at December 31, 2022 represents the third and final tranche.
(8)	These restricted stock unit awards vest in equal annual installments over three years, commencing July 31, 2022. Amount unvested at December 31, 2022 represents the remaining two vesting tranches.
(9)

These restricted stock unit awards vest upon achievement of certain sales and operational performance goals and are subject to certain further time-based vesting. Amarin’s Remuneration Committee certified the achievement of performance effective as of February 21, 2023, resulting in the vesting of two tranches at such time, with the remaining third tranche scheduled to vest on January 4, 2024.

(10)	This restricted stock unit award vests in equal annual installments over three years, commencing August 19, 2022. Amount unvested at December 31, 2022 represents the remaining two vesting tranches.
(11)	These restricted stock unit awards vest in equal annual installments over three years, commencing January 31, 2023.
(12)	This restricted stock unit award vests in equal annual installments over three years, commencing June 20, 2023.

Pension Benefits

We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive any special benefits under, any pension or defined benefit retirement plan sponsored by us during fiscal year 2022.

Nonqualified Deferred Compensation

During fiscal year 2022, our named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Change of Control and Severance Arrangements

We have entered into employment agreements or arrangements with each of our named executive officers. These agreements set forth the individual’s base salary, bonus compensation, equity compensation and other employee benefits, which are described above in “Executive Compensation Discussion and Analysis”. In January 2021, Amarin adopted an Executive Severance and Change of Control Plan (the “Executive Severance Plan”), pursuant to which our U.S. officers with a title of vice president and higher (at the time of termination) are eligible for certain severance benefits. Under the Executive Severance Plan, if a named executive officer’s employment agreement includes severance or change of control benefits that are more favorable than those provided under the Executive Severance Plan, then the more favorable term or provision, or relevant combination thereof, will be applicable for the benefit of the Eligible Executive, except that in no event will there be duplication of payments or benefits under the Executive Severance Plan and the named executive officer’s employment agreement. Furthermore, if any outstanding equity awards are subject to more favorable acceleration or other terms than those provided in the Executive Severance Plan, the terms of the applicable outstanding equity award will control. The benefits provided to our named executive officers under the Executive Severance Plan or the applicable employment agreements are described below.

Pursuant to the Executive Severance Plan, in the event of a termination of a named executive officer’s employment by us without cause or by a named executive officer for good reason, in each case, during the 24-month period following a change of control and subject to the execution and effectiveness of a separation agreement including, among other things, a general release of claims in favor of Amarin, our named executive officers are eligible for the following severance payments and benefits under the Executive Severance Plan:

•

Dr. Ketchum, Mr. Reilly and Mr. Berg will be, and Mr. Kalb and Mr. Marks would have been, entitled to a lump sum cash payment equal to 1.5 times the sum of such named executive officer’s base salary plus such named executive officer’s target annual performance bonus for the year in which termination occurs or, if higher, the target annual performance bonus in effect as of immediately prior to the change of control (the higher of such amounts, the “Target Bonus”), continuation of group health plan benefits for up to 18 months and accelerated vesting of all of such named executive officer’s then-outstanding stock options, restricted stock units or other equity incentive awards (whether or not subject to time- based vesting) (the “Outstanding Equity Awards”); and

•

Mr. Mikhail, who separated from the Company effective in March 2023, would have been entitled to continuation of his base salary for 24 months, a lump sum cash payment equal to 2.0 times his Target Bonus, continuation of group health plan benefits for up to 24 months and accelerated vesting of all of his Outstanding Equity Awards. Mr. Mikhail has asserted that he is entitled to severance payments as the result of his resignation, which the Company is disputing.

Under the Executive Severance Plan, in the event that a named executive officer’s employment is terminated by us without cause (or, to the extent a named executive officer’s employment agreement provides good reason protection outside of a change of control, if the participant terminates employment for good reason) outside the 24-month period following a change of control, and subject to the execution and effectiveness of a separation agreement, our named executive officers are eligible for the following severance payments and benefits under the Executive Severance Plan:

•

Dr. Ketchum, Mr. Reilly and Mr. Berg, and Mr. Kalb and Mr. Marks would have been, will be entitled to continuation of such named executive officer’s base salary for 12 months, continuation of group health plan benefits for up to 12 months and six months of accelerated vesting of such named executive officer’s outstanding equity awards (collectively, the “Non-CEO Executive Severance Benefits”); and

•

Mr. Mikhail would have been entitled to continuation of his base salary for 18 months, an amount equal to 1.5 times his Target Bonus which would have been payable in substantially equal installments over the course of 18 months, continuation of group health plan benefits for up to 18 months and 12 months of accelerated vesting of his outstanding equity awards.

Pursuant to their respective Transition Agreements, Mr. Marks’ and Mr. Kalb’s separations were treated as terminations by the Company without cause for purposes of the Executive Severance Plan. Accordingly, each was entitled to the Non-CEO Executive Severance Benefits under the Executive Severance Plan in connection with their termination of employment and the severance payments to Mr. Kalb and Mr. Marks are reflected in the Summary Compensation Table above.

Potential Payments upon Termination or Change in Control

The table below shows the benefits potentially payable to each of our named executive officers assuming the named executive officer’s employment was terminated without cause by the Company or for good reason within 24 months following a change of control and such termination occurred on December 30, 2022, the last business day of fiscal year 2022.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options(1) ($)	Accelerated Vesting of Restricted Stock Units(2) ($)	Continuation of Health Benefits ($)	Total ($)
Karim Mikhail	1,575,000	1,181,250	1,227,500	1,847,365	20,320	5,851,435
Thomas C. Reilly	787,500	393,750	100,000	200,000	52,390	1,533,640
Steven B. Ketchum, Ph.D.	931,500	465,750	603,637	512,965	50,739	2,564,591
Aaron D. Berg	853,950	426,975	819,332	512,965	52,390	2,665,612

(1)

The value of the accelerated vesting of options equals the difference (if positive) between the option exercise price and the closing price per share of our ADSs on December 30, 2022 ($1.21), multiplied by the number of shares that would have been accelerated upon a termination occurring on December 30, 2022.

(2)

The value of the accelerated vesting of restricted stock units equals the closing price per share of our ADSs on December 30, 2022 ($1.21) multiplied by the number of restricted stock units that would have been accelerated upon a termination occurring on December 30, 2022. Included in these amounts are amounts related to performance-based restricted stock units that would vest upon a change in control of $1,253,681 for Mr. Mikhail, $100,000 for Mr. Reilly, $359,854 for Dr. Ketchum, and $359,854 for Mr. Berg.

The table below shows the benefits potentially payable to each of our named executive officers assuming the named executive officer’s employment was terminated by the Company without cause other than within 24 months following change of control and assuming such termination occurred on December 30, 2022, the last business day of fiscal year 2022.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options(1) ($)	Accelerated Vesting of Restricted Stock Units(2) ($)	Continuation of Health Benefits ($)	Total ($)
Karim Mikhail	1,181,250	885,938	—	1,943,661	15,240	4,026,089
Thomas C. Reilly	525,000	262,500	—	529,738	34,927	1,352,165
Steven B. Ketchum, Ph.D.	621,000	310,500	—	751,085	33,826	1,716,411
Aaron D. Berg	569,300	284,500	—	715,834	34,926	1,604,560
Michael W. Kalb(3)	491,832	143,451	—	—	33,826	669,109
Jason M. Marks(3)	565,000	313,000	—	—	34,768	912,768

(1)

The value of the accelerated vesting of time-based options equals the difference (if positive) between the option exercise price and the closing price per share of our ADSs on December 30, 2022 ($1.21), multiplied by the number of shares that would have been accelerated upon termination.

(2)

The value of the accelerated vesting of time-based restricted stock units equals the closing price per share of our ADSs on December 30, 2022 ($1.21) multiplied by the number of time-based restricted stock units that would have been accelerated upon termination.

(3)	Represents amounts actually paid in connection with Mr. Kalb’s and Mr. Mark’s separations, respectively.

Chief Executive Officer Pay Ratio

Pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s total annual compensation to the total annual compensation of the principal executive officer (“PEO”). Our PEO for 2022 was Mr. Karim Mikhail.

We believe that our compensation philosophy must be consistent and internally equitable to motivate our employees to create shareholder value. The purpose of the required disclosure is to provide a measure of pay equity within the organization. We are committed to internal pay equity, and our Remuneration Committee monitors the relationship between the pay our PEO receives and the pay our non-executive employees receive.

As illustrated in the table below, our 2022 PEO to median employee pay ratio was approximately 51:1.

PEO 2022 Compensation	$7,733,450
Median Employee 2022 Compensation	$151,981
Ratio of PEO to Median Employee Compensation	51:1

We identified the median employee using annualized base salary for 2022, bonus(es) earned in 2022, and aggregate grant date fair values for equity awards granted in 2022 for all individuals who were employed by us on December 31, 2022, the last day of our fiscal year (whether employed on a full-time or part-time basis). Employees on leave of absence were excluded from the list and reportable wages were annualized for those permanent full-time or part-time employees who were not employed for the full calendar year.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

A substantial portion of the compensation included in this analysis is based on estimates. Furthermore, as discussed above, the Black-Scholes option-pricing model is used to estimate the value of option awards. Under the Black-Scholes option-pricing model, historical variable assumptions and other variables can cause model prices to be more or less than the actual value of an option when exercised or in an ultimate exit. Actual option value is instead based on stock performance, which can vary significantly from these historical variable assumption-based valuation estimates. The realized value of the long-term equity awards granted to the Company’s CEO and other employees in the future could be considerably more or less than these historical estimates as the future value of the Company’s ADSs cannot be accurately predicted by the Black-Scholes option-pricing model or by any model.

PAY VERSUS PERFORMANCE
Pay Versus Performance Disclosure
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs”) and
Non-PEO
NEOs and Company performance for the fiscal years listed below. The Remuneration Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for John F. Thero¹ ($)	Summary Compensation Table Total for Karim Mikhail 1 ($)	Compensation Actually Paid to John F. Thero¹ , ² , ³ ($)	Compensation Actually Paid to Karim Mikhail 1,2,3 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average Compensation Actually Paid to Non-PEO NEOs 1,2,3 ($)	Value of Initial Fixed $100 Investment based on: 4		Net Income ($ Millions)	Cash Preservation 5
							TSR ($)	Peer Group TSR ($)
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	—	8,393,551	—	1,247,331	1,910,071	235,099	5.64	113.65	(106)	100.0%
2021	9,635,654	5,834,553	(949,252)	3,521,093	2,873,934	1,563,924	15.72	126.45	8	100.0%
2020	17,915,674	—	5,949,541	—	4,388,387	1,736,867	22.81	126.42	(18)	100.0%

1.	John F. Thero was our PEO from 2019 to 8/31/2021. Karim Mikhail was our PEO starting 9/01/2021. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022
Joseph T. Kennedy	Joseph T. Kennedy	Michael W. Kalb
Michael W. Kalb	Michael W. Kalb	Steven B. Ketchum, Ph.D.
Steven B. Ketchum, Ph.D.	Steven B. Ketchum, Ph.D.	Aaron D. Berg
Aaron D. Berg	Aaron D. Berg	Jason Marks
	Jason Marks	Thomas Reilly

2.
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

3.
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for John F. Thero ($)	Exclusion of Stock Awards and Option Awards for John F. Thero ($)	Inclusion of Equity Values for John F. Thero ($)	Compensation Actually Paid to John F. Thero ($)
2021	9,635,654	(8,421,183)	(2,163,723)	(949,252)
2020	17,915,674	(16,547,719)	4,581,586	5,949,541

Year	Summary Compensation Table Total for Karim Mikhail ($)	Exclusion of Stock Awards and Option Awards for Karim Mikhail ($)	Inclusion of Equity Values for Karim Mikhail ($)	Compensation Actually Paid to Karim Mikhail ($)
2022	8,393,551	(6,719,900)	(426,320)	1,247,331
2021	5,834,553	(4,645,747)	2,332,287	3,521,093

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	1,910,071	(928,504)	(746,468)	235,099
2021	2,873,934	(2,212,177)	902,167	1,563,924
2020	4,388,387	(3,679,972)	1,028,452	1,736,867

6
3

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for John F. Thero ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for John F. Thero ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for John F. Thero ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for John F. Thero ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for John F. Thero ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for John F. Thero ($)	Total - Inclusion of Equity Values for John F. Thero ($)
2021	483,954	(122,958)	644,907	136,266	(3,305,892)	0	(2,163,723)
2020	4,273,070	0	308,516	0	0	0	4,581,586

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Karim Mikhail ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Karim Mikhail ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Karim Mikhail ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Karim Mikhail ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Karim Mikhail ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Karim Mikhail ($)	Total - Inclusion of Equity Values for Karim Mikhail ($)
2022	1,462,261	(1,691,095)	0	(197,486)	0	0	(426,320)
2021	2,663,658	(344,476)	38,307	(25,202)	0	0	2,332,287

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2022	173,214	(377,438)	0	(202,228)	(340,016)	0	(746,468)
2021	1,138,315	(251,447)	128,780	30,518	(143,999)	0	902,167
2020	943,558	0	84,894	0	0	0	1,028,452

4.
The Peer Group TSR set forth in this table utilizes the NASDAQ Biotechnology Index (“NASD Biotech Index”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the NASD Biotech Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

5.
We determined Cash Preservation to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and
Non-PEO
NEOs in 2022. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

Description of Relationship
Between PEO
and
Non-PEO
NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Net Income during the three most recently completed fiscal years.

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Company-Selected Measure
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Cash Preservation during the three most recently completed fiscal years. [Summarize adjustments from U.S. GAAP, if any, or refer to such disclosure elsewhere in the proxy statement where this should be described –.]

Description of Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of the NASDAQ Biotechnology Index over the same period.

Tabular List of Most Important Financial [and Non-Financial] Performance Measures
The following table presents the financial [and non-financial] performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO[s] and other NEOs for 2022 to Company performance. The measures in this table are not ranked.
[Table to be inserted]

PEO	Other NEOs

PEO	[NEO 1]	[NEO 2]	[NEO 3]	[NEO 4, etc.]

#    #    #

DIRECTOR COMPENSATION

Non-Employee Director Compensation

Upon recommendation of the Remuneration Committee, the Board approved a non-employee director compensation program effective December 10, 2012, as most recently amended in January 2020. The amended non-employee director compensation program is intended to approximate the 50th percentile of non-employee director compensation within the Company’s peer group. The New Remuneration Committee is currently working with Aon to revise the non-employee director compensation program, including the initial and annual equity grant amounts, and the various retainers. Because the New Directors view the current non-employee director compensation program described below to be excessive, the New Directors have each declined to accept the initial equity grants under the current policy, and will instead be granted the revised initial equity awards, and revised annual equity awards, under the new non-employee director compensation program once it is finalized.

A summary of the non-employee director compensation arrangements for fiscal year 2022 is set forth below.

Retainer ($)
Annual Board Retainer Fee:
Non-Executive Chairman	95,000
All non-employee directors	62,500
Annual Chairman Retainer Fees:*
Audit Committee Chairman	25,000
Remuneration Committee Chairman	20,000
Nominating and Corporate Governance Committee Chairman	11,000
Annual Committee Member Retainer Fees:*
Audit Committee	12,000
Remuneration Committee	10,000
Nominating and Corporate Governance Committee	5,000

*	These fees are in addition to the Annual Board Retainer Fee, as applicable.

The annual retainers are paid in equal installments in arrears within 30 days of the end of each calendar quarter, or upon the earlier resignation or removal of the non-employee director. For non-employee directors who join the Board during the calendar year, annual retainers are prorated based on the number of calendar days served by such director in the calendar year.

Non-employee directors are given an annual election option, which option is to be exercised within ten calendar days of the end of each quarter, of receiving their annual retainers in the form of either (i) cash or (ii) unregistered non-ADS Ordinary Shares, with any such issuances to be priced at the greater of (a) the closing price of the Company’s ADSs on Nasdaq on the date which is ten calendar days after the end of each quarter or (b) £0.50 per share (i.e., par value per Ordinary Share).

In addition, upon their initial appointment to the Board, non-employee directors receive equity awards with a grant date fair value of $540,000, split equally in value between option awards and restricted stock units. The option awards vest in full upon the one-year anniversary of the date of grant. The restricted stock units are subject to deferred settlement upon the director’s separation of service with the Company (“DSUs”) and vest in equal installments over three years on each anniversary of the date of grant. The grant date for such awards is date of initial appointment, and the exercise price of any option award is equal to the closing market price on Nasdaq of the ADSs representing the Company’s ordinary shares on such date. In addition, for so long as the non-employee director remains on the Board, the non-employee director receives annual equity awards with a grant date fair value of $360,000, split equally in value between option awards and DSUs. Such option awards vest in full upon the earlier of the one-year anniversary of the date of grant or the annual general meeting of shareholders in such anniversary year. Such DSUs vest in equal annual installments over three years, in each case upon the earlier of the anniversary of the date of grant or the annual general meeting of shareholders in such anniversary year.

In addition, a Non-Executive Chairman of the Board that continues on the Board following the Company’s annual general meeting of shareholders (and who was not first elected to the Board at such meeting) is eligible to receive an annual equity award with a grant date fair value of $20,000, split equally in value between option awards and DSUs. Such awards have a grant date, vesting schedule and exercise price identical to other annual equity awards.

All equity awards are made pursuant to the terms of the Company’s 2020 Stock Incentive Plan, as amended and in effect from time to time. In the event of a change of control (as defined in the Stock Incentive Plan), all option awards and DSUs shall immediately become fully vested.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Director Compensation Table

The following table shows the compensation for each person who served as a non-employee member of our Board during the year ended December 31, 2022.

We do not provide separate compensation to our directors who are also our employees. The compensation paid to Karim Mikhail, our former President and Chief Executive Officer, for fiscal year 2022, is set forth in “Executive Compensation Discussion and Analysis.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(3) ($)	Option Awards(2)(3) ($)	Total ($)
Adam M. Berger	12,944	270,000	270,000	552,944
Lars G. Ekman, M.D., Ph.D.	79,643	180,000	179,674	439,317
Erin Enright	54,808	450,000	450,000	954,808
Jan van Heek	89,357	180,000	179,674	449,031
Geraldine Murphy	11,944	270,000	270,000	551,944
Per Wold-Olsen	93,822	190,000	189,656	473,478
Patrick J. O’Sullivan	80,380	180,000	179,674	440,054
Kristine Peterson	82,367	180,000	179,674	442,041
David Stack(4)	43,750	—	—	43,750
Joseph S. Zakrzewski(4)	37,500	—	—	37,500
Alfonso Zulueta	43,415	450,000	450,000	943,415

(1)

The value of the stock awards reflects the aggregate grant date fair value, calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures related to service-based vesting. Assumptions used in the calculations for these amounts are set forth in Note 9 to our consolidated financial statements included in the Original Form 10-K Filing.

(2)

The value of the option awards reflects the aggregate grant date fair value, calculated in accordance with FASB ASC 718 using the Black-Scholes option-pricing model, excluding the effect of estimated forfeitures related to service-based vesting. Assumptions used in the calculations for these amounts are set forth in Note 9 to our consolidated financial statements included in the Original Form 10-K Filing.

(3)

The following table shows the amount of unexercised stock options, unvested stock unit awards and vested stock unit awards subject to deferred delivery held by the non-employee members of the Board as of December 31, 2022:

	Unexercised Unvested Stock Options	Unexercised Vested Stock Options	Unvested Stock Awards	Vested but Deferred Stock Awards
Adam M. Berger	302,122	—	247,707	—
Lars G. Ekman, M.D., Ph.D.	115,919	95,676	93,750	218,031
Erin Enright	339,638	—	273,750	—
Jan van Heek	115,919	212,537	93,750	195,463
Geraldine Murphy	302,122	—	247,707	—
Per Wold-Olsen	225,928	—	180,041	—
Patrick J. O’Sullivan	69,966	315,837	81,750	195,463
Kristine Peterson	69,966	302,337	81,750	134,487
David Stack(4)	—	90,416	—	—
Joseph S. Zakrzewski(4)	45,953	210,431	2,476	183,987
Alfonso Zulueta	339,638	—	273,750	—

(4)	Mr. Stack and Mr. Zakrzewski resigned as directors of the Company, effective June 27, 2022.

Director Stock Ownership Guidelines

In March 2013, our Board established Stock Ownership Guidelines for its non-employee directors. The guidelines require that each non-employee director maintain an equity interest in the Company at least equal to three times the amount of such director’s annual cash retainer. Equity interests that count toward the satisfaction of the ownership guidelines include the value of ordinary shares owned (including shares purchased on the open market or acquired upon the exercise of stock options) or issuable upon the settlement of vested DSUs. The calculation of an individual’s equity interest, however, does not include the value of stock options (whether or not vested), unvested restricted stock, and unvested restricted stock units. Non-employee directors have five years from the date of the commencement of their appointment as a director to attain these ownership levels. If a non-employee director does not meet the applicable guideline by the end of the five-year period, the director is required to hold a minimum of 50% to 100% of the shares received upon the exercise or vesting of any future equity awards until the applicable guideline is met, net of shares sold or withheld to exercise stock options and pay withholding taxes. The Remuneration Committee, however, may make exceptions for any director on whom this requirement could impose a financial hardship. Each of the Company’s non-employee directors has until February 2028 to attain the required ownership level, given that they were elected as directors in February 2023.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee charter that has been adopted by the Board. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC, and the Board has determined that Audit Committee Member Mr. Horn and Ms. Bonfiglio each meets the definition of “audit committee financial expert,” as defined in Item 407 of Regulation S-K.

The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), including the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, and SEC Regulation S-X Rule 2-07, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Audit Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Submitted by the Audit Committee of the Board of Directors,

Keith L. Horn (Chairman effective March 2023)

Patrice Bonfiglio (member effective March 2023)

Louis Sterling III (member effective March 2023)

Diane E. Sullivan (member effective March 2023)

PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals intended to be included in the 2024 Annual General Meeting proxy materials must be received by the Secretary at Iconic Offices, The Greenway, Block C Ardilaun Court 112-114 St Stephens Green, Dublin 2, Ireland or by email at [            ] no later than [            ], or otherwise as permitted by applicable law; provided, however, that if the 2024 Annual General Meeting date is advanced or delayed by more than 30 days from the anniversary date of the 2023 Annual General Meeting, then shareholders must submit proposals within a reasonable time before the Company begins to print and send its proxy materials. Proposals received after this timeframe will not be included in the Company’s proxy materials for the 2024 Annual General Meeting. The form and substance of these proposals must satisfy the requirements established by the Company’s Articles, the Nominating and Corporate Governance Committee charter and the SEC, and the timing for the submission of any such proposals may be subject to change as a result of changes in SEC rules and regulations.

The Company is registered in England & Wales and therefore subject to the Companies Act, which, together with our Articles of Association and the applicable rules and regulations of the SEC, governs the processes for shareholder proposals at the 2024 Annual Meeting. Under Section 338 of the Companies Act, in order for a shareholder proposal to be included in a notice of an annual general meeting, such proposal must have been requisitioned either by shareholders representing at least 5% of the voting rights of all members having a right to vote on such proposal at the annual general meeting or by at least 100 shareholders who have a right to vote on such proposal at the relevant annual general meeting and who hold shares in the Company on which there has been paid up an average sum, per member, of at least £100. Such proposal must have been signed or otherwise authenticated by all requisitionists and submitted to the Company not later than (1) six weeks before the annual general meeting to which the requests relate, or (2) if later, the time at which notice of that meeting is given by the Company.

Additionally, shareholders who intend to nominate a director to be elected at the annual general meeting must provide the Secretary of the Company with written notice of such nomination between seven and 42 clear days prior to the date of such meeting, together with a written notice signed by the director nominee regarding his or her willingness to be elected. Any shareholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Nominating and Corporate Governance Committee, the committee that recommends a slate of nominees to the Board for election at each annual general meeting, must also provide the Secretary of the Company with the following information between seven and 42 clear days prior to the date of such meeting: the name and address of the shareholder seeking to recommend a director candidate; a representation that the shareholder is a record holder of the Company’s securities (or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act); the name, age, business and residential address, educational background, current principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate, which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; a description of all arrangements or understandings between the shareholder and the proposed director candidate; the consent of the proposed director candidate to be named in the proxy statement relating to the Company’s annual general meeting and to serve as a director if elected at such annual general meeting; and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules, if then required.

To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than [●].

DELIVERY OF PROXY MATERIALS

Our Annual Report to Shareholders for the fiscal year ended December 31, 2022, including audited financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and the exhibits thereto are available from the Company without charge upon written request of a shareholder. Copies of these materials are also available online through the SEC at www.sec.gov.

The Company may satisfy SEC rules regarding delivery of proxy materials, including this Proxy Statement and the Annual Report, by delivering a single set of proxy materials to an address shared by two or more Company shareholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only a single set of proxy materials to multiple shareholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a shareholder at a shared address to which a single copy of the proxy materials was delivered. If you hold Ordinary Shares as a record shareholder and prefer to receive separate copies of proxy materials either now or in the future, please contact the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., 440 US Highway 22, Bridgewater, New Jersey 08807 or by telephone at (908) 719-1315. If you hold Ordinary Shares in the form of ADSs through the Depositary or hold Ordinary Shares through a brokerage firm or bank and you prefer to receive separate copies of proxy materials either now or in the future, please contact the Depositary, your brokerage firm or bank, as applicable.

EACH ORDINARY SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN

AND PROMPTLY RETURN THE ENCLOSED PROXY.

PRELIMINARY COPY, SUBJECT TO COMPLETION

PROXY FORM

AMARIN CORPORATION PLC

For use at the Annual General Meeting to be held at the Dublin offices of Arthur Cox LLP, Ten Earlsfort

Terrace, Dublin 2, D02 T380, Ireland at 9:00 a.m. on June 21, 2023.

I/We

(Name in full block capitals please)

of

being (a) member(s) of Amarin Corporation plc (the “Company”) hereby appoint the Chairman of the meeting or (see note 6 below)

as my/our proxy to attend, speak and vote for me/us and on my/our behalf as identified by an “X” in the appropriate box below at the Annual General Meeting of the Company to be held at 9:00 a.m. on June 21, 2023 and at any adjournment of the meeting. This form of proxy relates to the resolutions referred to below.

[I/We instruct my/our proxy to vote as follows:]

	Resolutions	For	Against	Abstain (see note 2)	Discretionary (see note 3)

1.	Ordinary resolution to re-elect Mr. O’Connor as a director.

2.	Ordinary resolution to re-elect Mr. DiPaolo as a director.

3.	Ordinary resolution to re-elect Dr. Kostas as a director.

4.	Ordinary resolution (advisory, non-binding vote) to approve the compensation of the Company’s “named executive officers.”

5.	Ordinary resolution (advisory, non-binding vote) on the frequency of future advisory votes to approve the compensation of the Company’s “named executive officers.”

6.	Ordinary resolution to appoint Ernst & Young LLP as auditors of the Company and to authorize the Audit Committee of the Board of Directors of the Company to fix their remuneration.

7.	Ordinary resolution to adopt and approve the proposed amendment to the Company’s 2020 Stock Incentive Plan.

8.	Ordinary Resolution to generally and unconditionally authorize the Board of Directors of the Company to exercise all powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares of the Company up to an aggregate nominal amount of £[125,000,000].

9.	Special Resolution to, subject to the passing of Resolution No. 8, disapply statutory pre-emption rights otherwise applicable to shares in the Company allotted by the Board of Directors, up to an aggregate nominal amount of £[125,000,000].

Dated
Signature(s)

Notes:

1.

Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any indication, the proxy will exercise his/her discretion as to whether and how he/she votes. The proxy may also vote or abstain from voting as he/she thinks fit on any other business which may properly come before the meeting.

2.	If you mark the box “abstain”, it will mean that your proxy will abstain from voting and, accordingly, your vote will not be counted either for or against the relevant resolution.

3.	If you mark the box “discretionary”, the proxy can vote as it chooses or can decide not to vote at all.

4.

The form of proxy should be signed and dated by the member or his attorney duly authorised in writing. If the appointer is a corporation this proxy should be under seal or under the hand of an officer or attorney duly authorised. Any alteration made to the form of proxy should be initialed.

5.

To be valid, this form of proxy, together with a duly signed and dated power of attorney or any other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority) must be signed and dated and lodged at the Company’s registrars at the address below, so as to be received by [9:00 a.m.] on June 19, 2023.

6.

A proxy need not be the Chairman of the meeting. A member may appoint a proxy of his/her own choice. If you wish to appoint someone else to act as your proxy, you may strike out the words “the Chairman of the meeting” and insert the name of the person whom you wish to appoint to act as your proxy in the space provided. All amendments to this form must be initialed. If you sign and return this form with no name inserted in the space provided, the Chairman of the meeting will be deemed to be your proxy. A member may appoint more than one proxy in relation to the meeting provided that each proxy is appointed to exercise rights attached to different shares. A proxy need not be a member of the Company but must attend the meeting. Where someone other than the Chairman is appointed as a proxy, the member appointing him/her is responsible for ensuring that they attend the meeting and are aware of his/her voting intentions. If a member wishes his/her proxy to speak on his/her behalf at the meeting, he/she will need to appoint someone other than the Chairman and give his/her instructions directly to them.

7.

In the case of joint holders, signature of any one holder will be sufficient, but the names of all the joint holders should be stated. The vote of the senior holder (according to the order in which the names stand in the register of members in respect of the holding) who tenders a vote in person or by proxy will be accepted to the exclusion of the vote(s) of the other joint holder(s).

8.

Completion and return of a form of proxy will not preclude a member from attending, speaking and voting at the meeting or any adjournment thereof in person. If a proxy is appointed and the member attends the meeting in person, the proxy appointment will automatically be terminated.

Address for lodgment of Proxies:

Equiniti

Aspect House

Spencer Road

Lancing

West Sussex

United Kingdom

BN99 6DA